AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INCOMM HOLDINGS, INC.,

DATAWAVE ACQUISITION, INC.

AND

DATAWAVE SYSTEMS INC.

September 15, 2006

TABLE OF CONTENTS

Page No.

ARTICLE I THE MERGER	2
1.1 The Merger	2
1.2 Closing	2
1.3 Effective Time	2
1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation	2
1.5 Directors and Officers of the Surviving Corporation	3
1.6 Further Assurances	3
ARTICLE II CONVERSION OF STOCK; PAYMENT OF CONSIDERATION	3
2.1 Merger Sub Stock	3
2.2 Company Stock	3
2.3 Company Options	4
2.4 Payment of Consideration	5
2.5 Working Capital Adjustment.	7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	12

3.1 Corporate Existence and Standing Power; Authorization and Validity of Agreement and Enforceability; Domestication in Delaware. 12

3.2 Capital Structure.	14
3.3 Subsidiaries and Investments	16
3.4 Company SEC Documents; Financial Statements; OTCBB Compliance.	16
3.5 Books and Records	19
3.6 Assets; Permitted Liens.	19
3.7 Real Property.	20
3.8 Contracts.	21
3.9 Non-Contravention; Approvals and Consents.	23
3.10 Litigation	24
3.11 Taxes	24
3.12 Insurance	27
3.13 Intellectual Property	27
3.14 Compliance with Laws; Permits; Environmental Matters	31
3.15 Client and Supplier Relations; Sales of Products; Performance of Services	33
3.16 Employee Benefit Matters.	34
3.17 Employment Relations	37
3.18 Accounts Receivable; Work-in-Process; Accounts Payable	37
3.19 Bank Accounts and Powers of Attorney	37
3.20 Employees Location and Compensation	38
3.21 Absence of Certain Changes or Events	38
3.22 Corporate Controls	39
3.23 No Restrictions on Business	39
3.24 Opinion of Financial Advisor	39
3.25 Brokers	39
3.26 Transaction Costs	40
3.27 Payments to Employees, Etc	40
3.28 Disclosure	40
3.29 Copies of Documents	40
ARTICLE IV REPRESENTATIONS OF PARENT AND MERGER SUB	41
4.1 Organization, Standing and Corporate Power	41
4.2 Execution and Validity of Agreement	41
4.3 Enforceability	41
4.4 Approvals	41
4.5 Interim Operations of Merger Sub	41
4.6 Financing Commitment Letter	42
4.7 Brokers	42
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS	42
5.1 Conduct of the Company’s Business	42
5.2 No Solicitation by the Company	45
5.3 Employee Benefit Matters	47
ARTICLE VI ADDITIONAL AGREEMENTS	47
6.1 Proxy Statement	47
6.2 Company Stockholders’ Meeting	48
6.3 Access to Information; Confidentiality	50
6.4 Further Actions	50
6.5 Filings; Other Actions	51
6.6 Fees and Expenses; Termination Fee; Reimbursement; Reliance	52
6.7 Public Announcements; Other Communications	53
6.8 Director’s and Officer’s Insurance and Indemnification	53
6.9 Subsequent Financial Statements	54
ARTICLE VII CONDITIONS TO THE MERGER	54
7.1 Conditions to Each Party’s Obligation to Effect the Merger	54
7.2 Conditions to Obligation of Parent and Merger Sub	55
7.3 Conditions to Obligation of the Company	56
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER	57
8.1 Termination	57
8.2 Effect of Termination	58
8.3 Amendment	59
8.4 Extension; Waiver	59
ARTICLE IX GENERAL PROVISIONS	59
9.1 Governing Law; Consent to Jurisdiction	59
9.2 Certain Definitions	60
9.3 Interpretation	61
9.4 Notices	62
9.5 Assignment	63
9.6 Severability	63
9.7 Counterparts	63
9.8 Entire Agreement	63
9.9 Third Party Beneficiaries	63
9.10 Taxes	63
9.11 Attorneys’ Fees	64
9.12 Representative	64
9.13 Mediation	65
9.14 Representations and Warranties	65
9.15 Enforcement	65
9.16 Index of Defined Terms	65
EXHIBITS
Exhibit A – Escrow Agreement

SCHEDULES

Schedule 2.3.4
Schedule 3.2.1
Schedule 3.2.3
Schedule 3.2.5
Schedule 3.3
Schedule 3.4.2
Schedule 3.4.5
Schedule 3.5
Schedule 3.6.2
Schedule 3.7.2
Schedule 3.8.1
Schedule 3.8.3
Schedule 3.9.1
Schedule 3.10
Schedule 3.11
Schedule 3.12
Schedule 3.13.1
Schedule 3.13.2
Schedule 3.13.6
Schedule 3.15.1
Schedule 3.15.2
Schedule 3.16.1
Schedule 3.16.2
Schedule 3.16.3
Schedule 3.16.4
Schedule 3.16.6
Schedule 3.19
Schedule 3.20
Schedule 3.21
Schedule 3.23
Schedule 3.25
Schedule 3.26
Schedule 4.7
Schedule 5.1
Company Options
Company Common Stock
Directors’ Qualifying Shares
Voting Agreements and Other Agreements
Subsidiaries and Investments
Non Audit Services
Related Party Transactions
Books and Records
Permitted Liens
Leases
Contracts
No Conflict; Third Party Approval
Non-Contravention
Litigation
Taxes
Insurance
Intellectual Property
IP Indemnification Claims
Employee Confidentiality and IP Right Obligations
Client Relations
Supplier Relations
Company Plans
Severance
Multiple-Employer Plans
Right to Terminate Company Plans
Tax Qualification
Bank Accounts
Employees Location and Compensation
Absence of Certain Changes or Events
Restrictions on Business
Brokers
Transaction Costs
Brokers
Conduct of the Company’s Business

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated September 15, 2006 (the “Execution Date”), is entered into by and among INCOMM HOLDINGS, INC., a Georgia corporation (“Parent”), DATAWAVE ACQUISITION, INC., a Delaware corporation (“Merger Sub”), and DATAWAVE SYSTEMS INC., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each referred to as a “Party” and are collectively referred to as the “Parties.”

WITNESSETH:

WHEREAS, the Company is a holding company that operates primarily through its Subsidiaries, and the Company and its Subsidiaries provide prepaid products and services, such as phone cards, prepaid cellular time, prepaid financial products, gift cards and stored valued cards, through their point-of-sale network in Canada and the United States (the “Company Business”); and

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and the Company intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company surviving (the “Merger”); and

WHEREAS, the Boards of Directors of Parent and Merger Sub (i) have determined that the Merger is fair to, and in the best interest of, Parent and its shareholders and Merger Sub and its stockholders, respectively, and (ii) have approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and (ii) has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent and Merger Sub have required, as a condition to their entry into this Agreement, that certain Persons enter into a stockholders agreement in connection with the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also desire to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub will be merged with and into the Company in accordance with the DGCL, and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”), and the Company shall continue to be governed by the laws of the State of Delaware. The separate corporate existence of the Company, with all its rights (including contract rights), privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights (including contract rights), privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Morris, Manning & Martin, LLP, 3343 Peachtree Road, NE, 1600 Atlanta Financial Center, Atlanta, Georgia 30326, as promptly as practicable (but no later than five Business Days) following satisfaction or waiver of the conditions set forth in Article VII (other than conditions which by their nature are to be satisfied at Closing, but subject to those conditions). The date on which the Closing occurs is referred to as the “Closing Date”.

1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) and such other documents as may be required by the DGCL in order for the Merger to become effective, such Certificate of Merger and such other documents being duly prepared, executed and acknowledged by the Parties, as applicable. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State unless Parent and the Company agree to a subsequent date or time and specify such date and time in the Certificate of Merger (the time the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.4.1 Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person being required, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that Article 1 thereof shall read “The name of the Corporation is DataWave Systems, Inc.”, and as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law).

1.4.2 Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person being required, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “DataWave Systems Inc.”

1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and they will serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation (each such Person holding the same office with respect to the Surviving Corporation as such Person held with the Merger Sub), and they will serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

1.6 Further Assurances. At and following the Closing, each Party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either Merger Sub or the Company and to effect the other purposes of this Agreement.

ARTICLE II

CONVERSION OF STOCK; PAYMENT OF CONSIDERATION

2.1 Merger Sub Stock. At the Effective Time, by virtue of the Merger, each share of common stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, without any action on the part of the holder thereof.

2.2 Company Stock.

2.2.1 Common Stock. Each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (other than shares to be cancelled in accordance with Section 2.2.2 and other than Dissenting Shares) shall be converted, as of the Effective Time, into the right to receive cash in an amount equal to the quotient of (a) $36,000,000 plus or minus any Final Working Capital Adjustment, as determined in accordance with Section 2.5.5, minus all Parent Escrow Distributions, as determined in accordance with Section 2.5.4, divided by (b) the total number of shares of Company Common Stock outstanding at the Effective Time (the “Per Share Merger Consideration”), with such Per Share Merger Consideration to be delivered as set forth in this Agreement. The “Merger Consideration” shall be the total Per Share Merger Consideration required to be delivered by Parent and Merger Sub to all of the holders of the Company Common Stock (the “Company Stockholders”) in the aggregate pursuant to this Agreement. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such holder’s Per Share Merger Consideration.

2.2.2 Treasury Stock. Each share of Company Common Stock that is directly owned by the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.3 Company Options.

2.3.1 Conversion of Company Options. Immediately prior to the Closing, all outstanding options, restricted stock awards, stock appreciation rights, warrants and other securities convertible into or exchangeable for shares of Company Common Stock or other securities of the Company (collectively, the “Company Options”) shall be converted by the Company, with the written consent of the holders of such securities, if necessary, into Company Common Stock, by cashless exercise or otherwise (the “Option Conversion”). The Option Conversion shall be accomplished pursuant to amendments to be made by the Company, with the prior written consent of Parent, to the provisions of (a) the DataWave Systems Inc. Stock Option Plan, July 31, 1998 (the “1998 Plan”), (b) the DataWave Systems Inc. 2000 Amended Stock Option Plan (the “2000 Plan”) and (c) all other agreements related to the Company Options (collectively, with the 1998 Plan and the 2000 Plan, and as amended and as to be amended pursuant to amendments in a form proposed by the Company and approved by Parent, the “Company Option Plans”); provided, however, that no such conversions shall affect the total Merger Consideration to be paid by Parent and Merger Sub in connection with the Merger.

2.3.2 Termination of Company Option Plans. At or prior to the Closing, the Company shall amend the Company Option Plans to cancel such Company Option Plans, and there shall be no further issuances of Company Options or shares of Company Common Stock thereunder.

2.3.3 Withholding. Prior to the Closing, the Company shall collect and withhold all required employment and other withholding Taxes applicable or relating to the exercise of, or any other action, omission or other thing relating to, the Company Options, regardless of whether such withholding or other Taxes arise prior to, contemporaneously with or after the Closing.

2.3.4 Company Options. Schedule 2.3.4 sets forth a true, correct and complete list as of the Execution Date of each outstanding Company Option, including the name of the option holder, the number of shares of Company Common Stock subject to such option, the applicable vesting schedule (including the number of shares vested as of the Execution Date), the exercise price payable per share and the number of shares under each such Company Option that would vest due to acceleration upon the consummation of the Merger and the transactions contemplated hereby. The Company has previously delivered or made available to Parent copies of all agreements, including option agreements, related to the outstanding Company Options.

2.4 Payment of Consideration.

2.4.1 Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) that will be responsible for delivery of payment of the Merger Consideration to the Company Stockholders. Promptly after the Effective Time, Parent shall deposit with (a) the Exchange Agent, for the benefit of the Company Stockholders, cash in an aggregate amount equal to (i) $36,000,000 plus or minus (ii) the Estimated Working Capital Adjustment, as determined in accordance with Section 2.5.3, minus (iii) the Escrow Amount, as determined in accordance with Section 2.5.4, which deposit shall be used solely and exclusively for purposes of paying the Closing Date portion of the Per Share Merger Consideration specified in Section 2.2.1, and (b) the Escrow Agent, for the benefit of the Company Stockholders and the settlement of any Working Capital disputes or Parent indemnification claims, cash in an aggregate amount equal to the Escrow Amount. Any Merger Consideration deposited with the Exchange Agent, which has not been distributed pursuant to Section 2.4.2 hereof on or prior to the date that is the later of (A) one year after the Effective Time or (B) two months after the Final Distribution Date, shall be irrevocably delivered to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Per Share Merger Consideration prior to that time shall thereafter look only to Parent for payment of the Per Share Merger Consideration; provided, however, that any and all interest earned at any time on the cash deposited with the Exchange Agent shall inure to the benefit of, and belong to, Parent. The Company shall bear all costs and expenses of the Exchange Agent, which shall be a company that is experienced in serving as exchange agent in transactions such as the Merger and which will be selected by the Company in its reasonable discretion after consultation with Parent, with respect to the transactions contemplated by this Agreement.

2.4.2 Exchange Procedure. As soon as reasonably practicable after the Effective Time and in any event within five Business Days following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), which shares were converted into the right to receive such holder’s ratable portion of the Merger Consideration: (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates and shall be in a form and have such other provisions as Parent may reasonably specify); and (b) instructions as specified by Parent for use in effecting the exchange of the Certificates for the Merger Consideration, which shall be in form and substance reasonably satisfactory to the Company. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and executed, and all other documents required by the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall promptly distribute to such holder, the ratable portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.2.1 (less any ratable portion of the Escrow Amount, which shall be subject to distribution in accordance with Section 2.5.4), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.4.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration, without interest, into which the shares of Company Common Stock theretofor represented by such Certificate shall have been converted pursuant to Section 2.2.1.

2.4.3 No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.4.4 No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental or Regulatory Authority), the Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.4.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay to the holder of such lost, stolen or destroyed Certificate, such holder’s Merger Consideration.

2.4.6 Withholding Rights. Parent shall deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Company Stockholder such amounts as it is required by applicable Law to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”) or any provisions of any other Tax Law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder in respect to which such deduction and withholding were made by Parent.

2.4.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Common Stock in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration in accordance with Section 2.2.1, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the Laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.2.1. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

2.5 Working Capital Adjustment.

2.5.1 Definitions. “Working Capital” of the Company and its Subsidiaries other than Nextwave (“Wholly-Owned Subsidiaries”), as of the Closing Date, shall mean the cash and other current assets of the Company, reduced by all of the current liabilities of the Company (including all accrued but unpaid Company Transaction Costs), calculated in accordance with United States generally accepted accounting principles (“GAAP”). “Target Working Capital” means $2,010,000.

2.5.2 Estimated Working Capital Statement. The Company shall cause to be delivered to Parent and Merger Sub, at least ten Business Days prior to the Closing Date, a statement of its estimate of the Working Capital of the Company as of the Closing Date (the “Estimated Working Capital Statement”). Such statement shall be (a) prepared in good faith in accordance with the terms of this Agreement, (b) accompanied by a certificate as to its preparation executed by the Chief Financial Officer of the Company and (c) subject to the reasonable approval of Parent and Parent’s auditors. Parent and its accountants and advisors shall be given full access to all of the Company’s and its Wholly-Owned Subsidiaries’ books and records for purposes of evaluating the accuracy and completeness of the Estimated Working Capital Statement. If Parent believes, acting reasonably and in good faith, that the Estimated Working Capital Statement is in error, Parent may challenge the contents of the Estimated Working Capital Statement within six Business Days following delivery by delivering a written notice of disagreement to the Company. If Parent timely delivers a written notice of disagreement to the Company, Parent and the Company shall use their good faith efforts to resolve any disputes with respect to the Estimated Working Capital Statement prior to the Closing Date, and the amount of Merger Consideration to be paid to the Exchange Agent for the benefit of the Company Stockholders at the Effective Time shall be based on the Working Capital estimate as mutually agreed to in writing by Parent and the Company, if any. If Parent does not timely deliver a notice of disagreement to the Company, the amount of Merger Consideration to be paid to the Exchange Agent at the Effective Time shall be based on the Estimated Working Capital Statement. If Parent timely delivers a notice of disagreement to the Company but Parent and the Company are unable to resolve their dispute on the form of Estimated Working Capital Statement within six Business days of the delivery by Parent to the Company of such notice of disagreement, then the amount of Merger Consideration to be paid to the Exchange Agent at the Effective Time shall be based on the amount of Working Capital set forth in such notice of disagreement.

2.5.3 Estimated Working Capital Adjustment. The “Estimated Working Capital Adjustment” shall be the amount, if any, by which the estimate of the Company’s Working Capital as of the Closing Date, as set forth in the Estimated Working Capital Statement, as mutually agreed to by Parent and the Company, or as set forth in the notice of disagreement, each as contemplated by Section 2.5.2 above, as the case may be (the “Estimated Working Capital”), is greater or less than the Target Working Capital. If the Estimated Working Capital is greater than the Target Working Capital, then the amount of such surplus shall be added to the $36,000,000 to be paid by Parent to the Exchange Agent pursuant to Section 2.4.2. If the Estimated Working Capital is less than the Target Working Capital, then the amount of such deficiency shall be subtracted from the $36,000,000 to be paid by Parent to the Exchange Agent pursuant to Section 2.4.1. All amounts payable in connection with the Merger, including amounts required to be paid pursuant to Section 2.4 and this Section 2.5, are expressly subject to the amounts required to be held back and, if applicable, paid to Parent pursuant to this Section 2.5.

2.5.4 Escrow Amount.

(a) At the Effective Time, Parent shall deposit an aggregate cash amount (the “Escrow Amount”) equal to (i) 120% of the Estimated Working Capital Adjustment (expressed as a positive number), if any (the “WC Escrow”), plus (ii) $1,800,000 (the “Holdback”), into an interest bearing account or accounts (collectively, the “Escrow Account”), as specified in the Escrow Agreement (as defined below), at SunTrust Bank (the “Escrow Agent”). The Escrow Agent shall hold the Escrow Amount pursuant to an escrow agreement to be entered into by Parent, the Representative and the Escrow Agent in the form attached hereto as Exhibit A (the “Escrow Agreement”).

(b) Within five Business Days after the determination of the Final Working Capital pursuant to the procedures set forth in Section 2.5.5, the Representative and Parent shall jointly direct the Escrow Agent:

(i) if the Final Working Capital is less than the Estimated Working Capital, to make a cash payment (A) to Parent out of the Escrow Account in an amount equal to the deficiency, plus an amount equal to the interest earned on such deficiency during the period from the Closing Date until the date of such escrow distribution, and (B) to the Exchange Agent, for the benefit of the Company Stockholders, an amount equal to (y) the WC Escrow less (z) such deficiency, plus an amount equal to the interest earned on such difference from the Closing Date until the date of such escrow distribution (less any fees owed by the Company Stockholders pursuant to Section 2.5.5, which amount shall be paid to the Independent Auditors);

(ii) if the Final Working Capital is greater than the Estimated Working Capital, to make a cash payment to the Exchange Agent, for the benefit of the Company Stockholders, of an amount equal to the WC Escrow, including all interest earned thereon (less any fees owed by the Company Stockholders, pursuant to Section 2.5.5, which amount shall be paid to the Independent Auditors), and Parent shall deliver to the Exchange Agent, for the benefit of the Company Stockholders, an additional amount in cash equal to the amount that the Final Working Capital is greater than the Estimated Working Capital; or

(iii) if the Final Working Capital equals the Estimated Working Capital, to make a cash payment to the Exchange Agent, for the benefit of the Company Stockholders, of an amount equal to the WC Escrow, including all interest earned thereon (less any fees owed by the Company Stockholders, pursuant to Section 2.5.5, which amount shall be paid to the Independent Auditors).

(c) The Company, and each Company Stockholder by their approval of the Merger, hereby agree that upon the consummation of the Merger at the Closing, the Holdback shall be made available to Parent, on the terms set forth in the Escrow Agreement, to indemnify Parent against, and to protect, save and keep harmless Parent from, and to assume liability for, the payment of all losses, liabilities, damages, costs, assessments, fines, interest, penalties, deficiencies and other obligations and expenses (including reasonable out of pocket attorneys’ fees and expenses) (“Losses”) that are imposed on or incurred by Parent as a consequence of or in connection with: (i) any misrepresentation in connection with, or inaccuracy or breach of, any representation or warranty contained in Article III hereof; (ii) any action, demand, proceeding, investigation or claim by any Third Party (including any Governmental or Regulatory Authority) against or affecting Parent that relates to a misrepresentation or breach of any of the representations and warranties contained in Article III hereof or in any certificate delivered by the Company at the Closing; (iii) any breach of or failure by the Company to comply with or perform any agreement or covenant contained in this Agreement or in any other document, agreement or instrument executed in connection with the transactions contemplated hereby; and (iv) any Taxes due and owing by the Company (or the Surviving Corporation) with respect to any period ending on or prior to the Closing Date, including any Taxes on account of the Domestication or the transactions contemplated by this Agreement or in any agreement related or ancillary hereto. The term “Losses” as used herein shall not be limited to matters asserted by third parties against Parent, but includes Losses incurred or sustained by Parent in the absence of third party claims. The Representative and Parent shall jointly direct the Escrow Agent to make distributions out of the Holdback to Parent (each, a “Parent Escrow Distribution”) in amounts equal to the amount of any indemnifiable Losses that are determined to be payable to Parent in accordance with the Escrow Agreement. Parent may raise claims for indemnification under this Section 2.5.4(c) during the 12 month period following the Closing Date. On the day that is the first Business Day following the date that is the 12 month anniversary of the Closing Date, the Representative and Parent shall jointly direct the Escrow Agent to make a distribution to the Exchange Agent, for the benefit of the Company Stockholders, in an aggregate amount equal to the difference between the Holdback, less all distributions made from the Holdback prior to such date, less the total amount of all unresolved claims made by Parent as set forth on the Claims Schedule (as defined in the Escrow Agreement) delivered by Parent on or prior to the date that is the 12 month anniversary of the Closing Date.

(d) On the later of (i) the first Business Day following the date which is the 12 month anniversary of the Closing Date, and (ii) the date on which all claims for Losses by Parent pursuant to Section 2.5.4(c) have been resolved in accordance with the Escrow Agreement (such date, the “Final Distribution Date”), the Representative and Parent shall jointly direct the Escrow Agent to make a distribution to the Exchange Agent, for the benefit of the Company Stockholders, in an aggregate amount equal to the following:

(A) the difference between (y) the Holdback less (z) all distributions made from the Holdback on or prior to the Final Distribution Date; plus

(B) an amount equal to the interest earned on the cash amount determined in clause (A) above during the period from the Closing Date and ending on the Final Distribution Date;

provided, however, if the foregoing results in a negative number, then such escrow distribution shall be zero.

(e) Any distributions from the Escrow Account to the Exchange Agent shall be distributed among the Company Stockholders (who have validly tendered their Company Certificates in accordance with Section 2.4) on a pro rata basis, in proportion to (i) the total amount of Merger Consideration allocated to each Company Stockholder at the Closing divided by (ii) the aggregate amount of all Merger Consideration allocated to all Company Stockholders at Closing (it being understood and agreed that amounts distributed to each Company Stockholder will be reduced by such Company Stockholder’s proportional share of any amounts that are reimbursed to the Representative under the Escrow Agreement). No Party hereunder nor any Company Stockholder shall be required to place amounts into the Escrow Account in excess of those amounts specifically required pursuant to the first sentence of this Section 2.5.4.

(f) The Parties agree that the Holdback has been established to satisfy the indemnification claims by Parent following the Closing. Parent acknowledges and agrees that other than with respect to Losses caused by fraudulent acts or omissions or intentional misrepresentations committed by the Company or any officer, director or Company Stockholder, upon the consummation of the Merger, Parent’s sole and exclusive remedy for any breach of any representation or warranty of the Company contained in this Agreement (including breaches of representations and warranties with respect to items set forth in Sections 2.5.4(c)(ii) and (iv) above) or in any agreement executed in connection herewith shall be to seek indemnification out of the Holdback, and Parent shall have no recourse against any Company Stockholder (other than for breaches of representations, warranties and agreements made by Company Stockholders in the stockholders agreement executed and delivered in connection with the Merger) or any other Person personally in connection therewith. The Company Stockholders are intended third party beneficiaries of this provision. Payments made under this Section 2.5.4 shall be treated by each of the Parties as purchase price adjustments, and the Parties agree to file all Tax returns consistent with such treatment.

2.5.5 Determination of Final Working Capital Adjustment; Accounting Procedures. Promptly after the Closing Date, provided that the independent accounting firm then auditing the books of Parent (the “Accountants”) shall have received from the Company and its Wholly-Owned Subsidiaries all information, books and records reasonably requested by the Accountants in order to audit the Working Capital calculation in the Estimated Working Capital Statement, Parent shall cause the Accountants to perform such tests or procedures on the books and records of the Company and its Wholly-Owned Subsidiaries that the Accountants deem reasonably necessary to audit the consolidated balance sheet of the Company as of the Closing Date, which audit will be done in accordance with GAAP and the definition of “Working Capital” in Section 2.5.1. Parent shall provide to the Representative the result of the Accountant’s audit of the Working Capital set forth in the Estimated Working Capital Statement together with all adjustments (and reasonable detail describing the amounts and reasons for any such adjustments) made by the Accountants pursuant to such audit (the “Special Determination,” with such audited balance sheet included in the Special Determination being referred to as the “Closing Date Balance Sheet”). If the Representative does not agree that the Special Determination correctly states the amount of Working Capital, the Representative shall promptly (but not later than 30 days after the delivery of the Special Determination) give written notice to the Parent of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Representative and Parent reconcile their differences, the Working Capital calculation shall be adjusted accordingly, and such adjusted Working Capital shall thereupon become binding, final and conclusive upon all of the Parties hereto and the Company Stockholders. If the Representative and Parent are unable to reconcile their differences in writing within 20 days after written notice of exceptions is delivered to Parent, the items in dispute shall be submitted to a mutually acceptable accounting firm that has no material business relationship with either the Company or Parent selected from among the 20 largest accounting firms in the United States in terms of gross revenues (the “Independent Auditors”) for final determination, and the Working Capital calculation shall be deemed adjusted in accordance with the determination of the Independent Auditors, and such adjusted Working Capital shall become binding, final and conclusive upon all of the Parties hereto and the Company Stockholders. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 30 days (or such longer period as the Representative and Parent may agree) to resolve all items in dispute. If the Representative does not give notice of any exception within 30 days after the delivery of the Special Determination or if the Representative gives written notification of his acceptance of the Special Determination prior to the end of such 30 day period, the Working Capital calculation set forth in the Special Determination shall thereupon become binding, final and conclusive upon all of the Parties hereto and the Company Stockholders. In the event the Independent Auditors are for any reason unable or unwilling to perform the services required of them under this Section 2.5.5, then the Parent and the Representative shall agree to select another accounting firm from among the 20 largest accounting firms in the United States in terms of gross revenues to perform the services to be performed under this Section 2.5.5 by the Independent Auditors. For purposes of this Section 2.5.5, the term “Independent Auditors” shall include such other accounting firm chosen in accordance with the preceding sentence. The Independent Auditors shall determine the Party (i.e., Parent or the Representative, as the case may be) whose asserted position as to the amount of Working Capital of the Company is furthest from the determination of disputed item(s) by the Independent Auditors, which non-prevailing Party shall pay the reasonable fees and expenses of the Independent Auditor (any payments made by or on behalf of the Company Stockholders shall be deducted from the Escrow Amount in accordance with the terms of the Escrow Agreement). The books and records of the Company and its Wholly-Owned Subsidiaries shall be made available during normal business hours upon reasonable advance notice at the principal office of the Surviving Corporation, to the Representative, his accountants and the Independent Auditors to the extent required to determine the calculations required under this Section 2.5.5. Each of the Parties shall make available to the other Party and its representatives (including auditors) any back-up materials generated by them to support a position that is contrary to the position taken by the other Party. The “Final Working Capital” shall be the amount of Working Capital of the Company as of the Closing Date, as determined to be final, binding and conclusive pursuant to this Section 2.5.5. The “Final Working Capital Adjustment” shall be the amount, if any, by which the Final Working Capital is greater or less than the Target Working Capital.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedules prepared by the Company which are dated as of the Execution Date, the following statements are true and correct as of the Execution Date, except where another date is specified, and will be true and correct as of the Closing Date:

3.1 Corporate Existence and Standing Power; Authorization and Validity of Agreement and Enforceability; Domestication in Delaware.

3.1.1 Corporate Existence and Standing Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with the requisite corporate power and authority to own and operate its properties and to conduct its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing, or local Law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local Law equivalent, would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available to Parent true, correct and complete copies of (a) its Certificate of Incorporation and Bylaws, in each case as amended through the Execution Date, (b) its committee charters, codes of conduct or other comparable governing documents, in each case as amended through the Execution Date, (c) all the existing written consents and minutes of the meetings of its Board of Directors and each committee of its Board of Directors held since January 1, 2003 and (d) all the existing written consents and minutes of the meetings of its stockholders held since January 1, 2003.

3.1.2 Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, and subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present in accordance with the Bylaws of the Company, duly adopted resolutions (the “Company Board Approval”) (a) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (b) declaring that it is advisable and making a determination that it is in the best interests of the Company and the Company Stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (c) making a determination that this Agreement is fair to the Company and the Company Stockholders, (d) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company Stockholders to be held as promptly as practicable as set forth in Section 6.2 and (e) recommending that the Company Stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 6.2. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and other than the Company Stockholder Approval no corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement to consummate the transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Company Stockholders’ Meeting, voting as a single class at the Company Stockholders’ Meeting in favor of adopting this Agreement (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the Merger. The approval of this Agreement, the Merger, the stockholders agreement and the transactions contemplated hereby and thereby by the Board of Directors of the Company constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the stockholders agreement and the transactions contemplated hereby and thereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the stockholders agreement and the transactions contemplated hereby and thereby. Except for Ontario Securities Commission Rule 61-501, no state or foreign takeover or similar statute or regulation is applicable to this Agreement, the Merger, the stockholders agreement or the other transactions contemplated hereby or thereby. Prior to the execution of the stockholders agreement, the Board of Directors of the Company approved the stockholders agreement.

3.1.3 Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

3.1.4 Domestication. The domestication of the Company from being organized under the Laws of Yukon Territory, Canada to being organized under the Laws of the State of Delaware (the “Domestication”) has been completed pursuant to the Certificate of Discontinuance from Registrar of Corporations, Yukon Territory, Canada, dated February 23, 2005 and the Certificate of Domestication filed with the State of Delaware, dated February 23, 2005, copies of which have been delivered or made available to Parent. The Domestication was completed in accordance with the applicable Laws of Yukon Territory, Canada and the State of Delaware. As a result of the Domestication: (a) the property of the Company, as organized in Yukon Territory, Canada, continued to be the property of the Company; (b) an existing cause of action, claim or liability to prosecution of or against the Company, as organized in Yukon Territory, Canada, was unaffected; (c) a civil, criminal or administrative action or proceeding pending by or against the Company, as organized in Yukon Territory, Canada, may be continued to be prosecuted by or against the Company; (d) a conviction against, or ruling, order or judgment in favor of or against, the Company, as organized in Yukon Territory, Canada, may be enforced by or against the Company; and (e) no obligations or liabilities of the Company incurred prior to the Domestication were materially adversely affected.

3.2 Capital Structure.

3.2.1 Authorized and Issued Company Common Stock. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock. As of the Execution Date, (a) 54,326,834 shares of Company Common Stock were issued and outstanding (none of which are subject to repurchase options in favor of the Company by reason of having been originally issued as restricted shares) and (b) no Company Common Stock was issued and held by the Company in its treasury. Schedule 3.2.1 sets forth a true, correct and complete list of the number of shares of Company Common Stock held by each registered holder thereof as of August 28, 2006, and since such date the Company has not issued any securities (including derivative securities) except for any shares of Company Common Stock issued upon exercise of Company Options outstanding under the Company Option Plans prior to such date.

3.2.2 Company Options. As of the Execution Date and regarding Company Options to purchase shares of Company Common Stock under the Company Option Plans:

(a) The Company has reserved 290,000 shares of Company Common Stock for issuance to permitted grantees pursuant to the 1998 Plan, of which (i) no shares of Company Common Stock have been issued pursuant to option exercises, (ii) 290,000 shares are subject to outstanding, unexercised options, and (iii) no shares remain available for issuance thereunder; and

(b) The Company has reserved 5,266,720 shares of Company Common Stock for issuance to permitted grantees pursuant to the 2000 Plan, of which (i) no shares of Company Common Stock have been issued pursuant to option exercises, (ii) 5,187,500 shares are subject to outstanding, unexercised options, and (iii) 79,220 shares remain available for issuance thereunder.

(c) The Company has no other outstanding agreements that would be deemed Company Option Plans hereunder.

3.2.3 Valid Issuance. All outstanding shares of the Company’s capital stock were duly authorized, validly issued, and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or Bylaws, any Contract to which the Company is a party or otherwise bound or, with respect to the time prior to the Domestication, the Laws of Yukon Territory, Canada. None of the outstanding shares of the Company’s capital stock has been issued in violation of any federal, state or Canadian or other foreign securities Laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries were duly authorized, validly issued, and are fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries, all of which are set forth on Schedule 3.2.3 and except for the shares of Nextwave issued to Money Card Corp. as disclosed on Schedule 3.3) are owned by the Company or a Subsidiary free and clear of all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

3.2.4 Registration Under the Exchange Act. The Company Common Stock constitutes the only class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.2.5 Voting and Other Agreements. Except as set forth on Schedule 3.2.5, the Company is not a party to or bound by any agreement with respect to the voting (including voting trusts or proxies), registration under the Securities Act of 1933, as amended (the “Securities Act”), or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries.

3.2.6 Convertible Securities. Except as described in this Section 3.2, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the Execution Date. Except as described in this Section 3.2, there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. Except as set forth on Schedule 3.2.5, there are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

3.3 Subsidiaries and Investments. Schedule 3.3 sets forth the name, jurisdiction of organization and number of outstanding shares of each of the Company’s Subsidiaries, and a list of all of the stockholders of each of the Company’s Subsidiaries (indicating the number of shares owned by each such stockholder). The Company or one of its Subsidiaries owns of record and beneficially and holds valid title to that percentage of the issued and outstanding shares of capital stock of each of the Company’s Subsidiaries as set forth on Schedule 3.3, free and clear of all mortgages, pledges, liens, security interests, encumbrances, claims, charges and restrictions of any kind or character (collectively, “Liens”). Except as set forth in Schedule 3.3, neither the Company nor any of the Company’s Subsidiaries owns any capital stock, any equity or partnership interest, any joint venture or profit sharing interest or any other ownership or proprietary interest in any Person. Each of the Company’s Subsidiaries is a corporation or limited liability entity and is duly incorporated or formed and organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with the requisite power and authority to own its properties and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing, or local Law equivalent, in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, or local Law equivalent, would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.3, neither the Company nor any Company Subsidiary has a place of business or permanent establishment outside of the United States. The Company has delivered, or made available to Parent true, correct and complete copies of the following documents: (i) the Certificate of Incorporation and Bylaws (or similar organizational documents), in each case as amended through the Execution Date, of each of the Company’s Subsidiaries, (ii) all the existing written consents and minutes of the meetings of the Boards of Directors of each of the Company’s Subsidiaries and each committee of such Boards of Directors held since January 1, 2003 and (iii) all the existing written consents and minutes of the meetings of the stockholders of each of the Company’s Subsidiaries held since January 1, 2003.

3.4 Company SEC Documents; Financial Statements; OTCBB Compliance.

3.4.1 Company SEC Documents. The Company has filed with the Securities and Exchange Commission (the “SEC”) and with all applicable Canadian stock markets, securities exchanges or trading systems and regulatory authorities (collectively, the “Canadian Regulators”) on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it since January 1, 2003, including all exhibits thereto and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) (collectively, the “Certifications”), as such documents since the time of filing may have been amended or supplemented with the SEC (the “Company SEC Documents”). Since January 1, 2003, there have been no comment letters received by the Company from the SEC or the Canadian Regulators or responses to such comment letters by or on behalf of the Company that have not been provided to Parent, and the copies of such letters and responses delivered or made available to Parent were true, correct and complete. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and applicable Canadian securities laws, and such controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act and applicable Canadian securities laws is accumulated and communicated to the Company’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. No Subsidiary of the Company is required to file with the SEC or the Canadian Regulators any report, schedule, form, statement or other document. As of their respective dates, the Company SEC Documents and all other filings that have been made by the Company with the SEC or the Canadian Regulators complied in all material respects with the requirements of the Securities Act or the Exchange Act and applicable Canadian securities laws, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and the requirements and regulations of the Canadian Regulators and applicable Canadian securities laws, and the Company has filed all exhibits required to be filed with the Company SEC Documents and all other filings that have been made by the Company with the SEC or the Canadian Regulators, and all such exhibits were true, correct and complete. The Company SEC Documents and all other filings that have been made by the Company with the SEC or the Canadian Regulators (a) were and, in the case of Company SEC Documents and all other filings with the SEC or the Canadian Regulators filed by the Company after the Execution Date, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the requirements and regulations of the Canadian Regulators and applicable Canadian securities laws, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the Execution Date, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC or the Canadian Regulators after the Execution Date, will not as of the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in or necessary in order to make the statements in such documents, in light of the circumstances under which they were and will be made, not misleading; provided, however, that all of the Certifications are each true and correct based upon the knowledge of the officer(s) making such Certifications, as made. The Company has filed all amendments to the Company SEC Documents and all other filings that have been made by the Company with the SEC or the Canadian Regulators as were required to be filed under applicable Law. The Company is in compliance with the requirements applicable to securities that are traded on The OTC Bulletin Board (the “OTCBB”) and all Canadian stock markets, securities exchange or trading systems and has not received any notice from the OTCBB or any Canadian Regulator asserting any non-compliance with such requirements. As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC or any Canadian Regulator.

3.4.2 Company Financial Statements. The consolidated financial statements of the Company for the fiscal quarter ended June 30, 2006 filed with the SEC (the “Company Financial Statements”) and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the “Company SEC Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and all of its Subsidiaries that are required by GAAP to be consolidated therein and fairly reflect its investment in any unconsolidated Subsidiary as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein). All Subsidiaries of the Company that are required by GAAP to be consolidated in the Company SEC Financial Statements have been so consolidated. Schedule 3.4.2 contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since April 1, 2005 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. In the reasonable opinion of the Company’s audit committee, the fees paid to and the services performed by the Company’s auditors relating to such non-audit services as described on Schedule 3.4.2 do not impair such auditor’s independence. The Company has delivered or made available to Parent true, correct and complete copies of all policies, manuals and other documents promulgating the Company’s internal accounting controls. The Company has no off-balance sheet arrangements.

3.4.3 Undisclosed Liabilities. Except as set forth in the Company Financial Statements and except as arising hereunder, as of the Execution Date, the Company and its Subsidiaries have no outstanding claims, liabilities, litigation or obligations of any nature (whether absolute, accrued, asserted or unasserted, determined or undetermined, contingent or otherwise) that would be required by applicable accounting requirements and the published rules and regulations of the SEC to be reflected on or reserved against in any Company SEC Financial Statements that are not disclosed, reflected or reserved against in such Company SEC Financial Statements, except for such liabilities and obligations that (a) have been incurred since June 30, 2006 in the Ordinary Course of Business and (b) would not reasonably be expected to have a Material Adverse Effect.

3.4.4 Off-Financial Statements Transactions. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company Financial Statements.

3.4.5 Related Party Transactions. Since March 31, 2005, no event has occurred as of the Execution Date that would be required to be reported by the Company pursuant to Item 404 of Regulation S-B promulgated by the SEC that is not reported in the Company’s SEC Documents. Since March 31, 2006, neither the Company nor any of its Subsidiaries, has, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company. Except as set forth on Schedule 3.4.5, no director, executive officer or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (provided that this representation and warranty, to the extent that it relates to directors and officers of Nextwave that are not directors, officers or employees of the Company as of the date hereof or as of the Closing Date (“Non-affiliated Nextwave Directors”), shall be deemed given only to the Knowledge of the Company) owns any direct or indirect material interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrowed from, or has the right to participate in the management, operations or profits of, any person or entity which is (a) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (b) participating in any material transaction to which the Company or any of its Subsidiaries is a party of or (c) otherwise a party to any Contract, arrangement or understanding with the Company or any of its Subsidiaries, other than with respect to at-will employment arrangements or as a participant in a Company Plan.

3.5 Books and Records. Except as set forth on Schedule 3.5, all accounts, books, ledgers and official and other records material to the Company Business maintained by the Company or its Subsidiaries have been properly and accurately kept in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein, provided that this representation and warranty, to the extent that it relates to Nextwave, applies to (x) the accounting books, records and ledgers of Nextwave and (y) other official and other books and records that are material to Nextwave’s business, financial condition and results of operations, provided that the representation in this subsection (y), insofar as it relates to materials that were not prepared or overseen by officers, directors or employees of the Company, shall be deemed given to the Knowledge of the Company. Except as set forth on Schedule 3.5, the Company or its Subsidiaries have under their control or possession all material records, systems, data or information used in the Company Business, and neither the Company nor any of its Subsidiaries uses any third party provider for records storage, except duplicate backup storage tapes which are maintained at a secure location and readily accessible by the Company and its Subsidiaries.

3.6 Assets; Permitted Liens.

3.6.1 Title and Condition of Assets. The Company and its Subsidiaries have good and valid title to, or enforceable leasehold interests in, or valid rights under contract to use, all the properties and assets owned or used by it or them (real and personal, tangible and intangible), in each case free and clear of all Liens, except for Permitted Liens. The property, plant and equipment owned or otherwise contracted for by the Company and its Subsidiaries are in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used.

3.6.2 Permitted Liens. “Permitted Liens” mean all (a) Liens for Taxes not yet payable or being contested in good faith and by proper proceedings diligently pursued and for which an adequate reserve has been made, (b) Liens upon equipment granted in connection with the purchase, lease or financing of such equipment provided that such Lien attaches only to the equipment purchased, leased or financed with the proceeds secured thereby, (c) carriers’, warehousemen’s, mechanics’ and materialmen’s Liens arising in the Ordinary Course of Business securing sums which are not past due, (d) Liens of landlords which are inchoate arising solely by operation of law with respect to the Real Property Leases, (e) Liens on PINs and equipment held by providers thereof arising in the Ordinary Course of Business for sums not yet past due or being contested in good faith and by proper proceedings diligently pursued and for which an adequate reserve has been made, (f) with respect to real property, any zoning laws and ordinances or recorded easements and (g) those Liens set forth on Schedule 3.6.2.

3.7 Real Property.

3.7.1 Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property (including ground leases) or holds any option or right of first refusal or first offer to acquire any real property, and neither the Company nor any of its Subsidiaries is obligated by Contract or otherwise to purchase any real property.

3.7.2 Leased Real Property. Schedule 3.7.2 contains a true, complete and correct list of each real property lease, sublease, license or other occupancy agreement, including any modification, amendment or supplement thereto and any other related document or agreement that is currently in effect and has been executed or entered into by the Company or any of its Subsidiaries (including any of the foregoing which the Company or its Subsidiary has subleased or assigned to another Person and as to which the Company or such Subsidiary remains liable) (each, a “Real Property Lease”). With respect to each Real Property Lease set forth on Schedule 3.7.2: (a) it is valid, binding on the Company or such Subsidiary and in full force and effect; (b) all rents and additional rents and other sums, expenses and charges due to date by the Company or such Subsidiary have been paid; (c) the lessee has been in peaceable possession since the commencement of the original term thereof; (d) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (e) there exists no default or event of default by the Company or its Subsidiary or to the Knowledge of the Company, by any other party thereto, except where such default or event of default would not reasonably be expected to have a Material Adverse Effect; (f) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company or any of its Subsidiaries thereunder, except where such occurrence, condition or act would not reasonably be expected to have a Material Adverse Effect; and (g) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company and its Subsidiaries hold the leasehold estate on each Real Property Lease set forth on Schedule 3.7.2 free and clear of all Liens, except for Permitted Liens and any mortgagees’ Liens on the real property in which such leasehold estate is located. The real property leased by the Company and its Subsidiaries is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used, and, to the Knowledge of the Company, there are no material repair or restoration works needed in connection with any of the leased real properties which the Company or any of its Subsidiaries are responsible to make. The Company or one of its Subsidiaries is in physical possession and actual and exclusive occupation of the whole of each of its leased properties. Except as set forth on Schedule 3.7.2, neither the Company nor any of its Subsidiaries owes any brokerage commission with respect to any Real Property Lease.

3.8 Contracts.

3.8.1 Company Listed Contracts. The Company has delivered or made available to Parent true, correct and complete copies (and all exhibits and schedules thereto and all amendments, modifications and supplements thereof) of the following Contracts, and all of such Contracts are listed on Schedule 3.8.1 (the “Company Listed Contracts”):

(a) all Contracts of the Company or any of its Subsidiaries with customers and distributors of the Company, including the Company’s vending distribution business, involving payments to the Company in excess of $50,000 within any 12-month period;

(b) all Contracts set forth on Schedule 3.15.1 and Schedule 3.15.2;

(c) all Contracts of the Company or any of its Subsidiaries with Persons other than customers of the Company involving payments by or to the Company or any of its Subsidiaries in excess of $75,000 within any 12-month period;

(d) all Contracts of the Company, any of its Subsidiaries or any of their Affiliates that contain a covenant restricting the ability of the Company or any of its Subsidiaries to compete with respect to the development, manufacturing, marketing, sale or distribution of any of the Company’s current products or services, including Contracts with exclusivity, “most favored customer” pricing or other similar provisions;

(e) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company;

(f) all Real Property Leases;

(g) (i) all Contracts of the Company or any of its Subsidiaries granting any right to make, have made, manufacture, use, sell, offer to sell, import, export or otherwise distribute a Company Product, with or without the right to sublicense the same, on an exclusive basis, (ii) any license of Intellectual Property to or from the Company and/or any of its Subsidiaries, with or without the right to sublicense the same, on (A) an exclusive basis or (B) a non-exclusive basis (other than end user license agreements entered into for Shrinkwrap Software (other than a Company Product)) or customer Contracts that grant customers rights to use the Company’s hosted or network services, (iii) all joint development agreements entered into by Company or any of its Subsidiaries, (iv) any Contract by which the Company or any of its Subsidiaries grants any ownership right to any Intellectual Property owned by the Company or any of its Subsidiaries, (v) any Contract under which the Company or any of its Subsidiaries grants an option relating to acquiring ownership of any Company-owned Intellectual Property, (vi) any Contract under which the Company or any of its Subsidiaries has a stated obligation to make fixed payments of minimum royalties, license fees or service fees aggregating in excess of $25,000 with respect to any Company Intellectual Property, (vii) any Contract under which any party is granted any right to access Company Source Code for Company Products or to use Company Source Code for Company Products to create derivative works of Company Products, (viii) any Contract of the Company or any of its Subsidiaries that grants a customer a refund right (other than as a remedy for a breach of warranty) on the installation of a Company Product, and that refund period with respect to any such installation has not passed, lapsed, expired or terminated, (ix) any Contract that obligates the Company or any of its Subsidiaries to provide any consulting services or maintenance and support services at no cost to any customer, and (x) any Contract pursuant to which the Company or any of its Subsidiaries has deposited or is required to deposit with an escrow agent or any other Person any Company Source Code for Company Products;

(h) all material joint venture, partnership or other similar Contracts resulting in the formation of a separate legal entity to which the Company or any of its Subsidiaries is a party;

(i) all Contracts of the Company or any of its Subsidiaries relating to Indebtedness of the Company or any of its Subsidiaries;

(j) all Contracts of the Company or any of its Subsidiaries relating to the acquisition, issuance, voting, registration, sale or transfer, preemptive rights, participation rights, rights of first refusal, repurchase or redemption rights of or with respect to any securities of the Company, other than those in connection with the 1998 Plan and the 2000 Plan;

(k) all Contracts of the Company or any of its Subsidiaries that involve the sale or purchase of any assets of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business;

(l) all collective bargaining or union agreements to which the Company or any of its Subsidiaries is bound;

(m) all Contracts of the Company whereby the Company or any of its Subsidiaries is restricted by any “standstill” obligations entered into since January 1, 2003;

(n) any Contract of the Company or any of its Subsidiaries containing any material support or maintenance obligation on the part of the Company or any of its Subsidiaries outside of the Ordinary Course of Business;

(o) each Contract of the Company or any of its Subsidiaries that requires the payment of $20,000 or more per annum with any present director or executive officer of the Company or any of its Subsidiaries or any stockholder who owns or controls ten percent (10%) or more of the shares of Company Common Stock;

(p) all powers of attorney given by the Company or any of its Subsidiaries and Contracts and arrangements pursuant to which the Company or any of its Subsidiaries has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance or similar agreements or arrangements; and

(q) all Contracts that are otherwise material to the Company Business.

3.8.2 Full Force and Effect; No Breach. Each Company Listed Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company or any of its Subsidiaries, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and principles of equity (regardless of whether considered and applied in a proceeding in equity or at law). The Company or its Subsidiaries, as applicable, have performed all of their obligations (except those that have not yet become due) under, and is not in violation or breach of or default under, any such Company Listed Contract, except for such non-performance, violation or breach which would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, the other parties to each Company Listed Contract have performed all of their obligations (except those that have not yet become due) under, and are not in violation or breach of or default under, any such Company Listed Contract, except for such non-performance, violations, breaches or defaults which would not reasonably be expected to have a Material Adverse Effect.

3.8.3 No Conflict; Third-Party Approvals. Except as set forth on Schedule 3.8.3, the execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or cause a breach of any Company Listed Contract, and no notice to or approval or consent of any other party to any of Company Listed Contracts is required in order for those Company Listed Contracts to continue in full force and effect after the consummation of the Merger.

3.9 Non-Contravention; Approvals and Consents.

3.9.1 Non-Contravention. The execution, delivery and performance of this Agreement by the Company, the compliance by the Company with the provisions hereof, and (assuming Company Stockholder Approval is obtained) the consummation of the transactions contemplated hereby do not and will not conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of the Company or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (b) except as set forth on Schedule 3.9.1, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound, or (c) subject to obtaining the Company Stockholder Approval and the taking of the actions described in Section 3.9.2, any statute, law, rule, regulation or ordinance (collectively, “Law”) or any judgment, decree, order, writ, permit or license (collectively, “Orders”) of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or Canada, any other foreign country or any other domestic or foreign state, county, city or other political subdivision (a “Governmental or Regulatory Authority”) applicable to the Company or any of the Company Subsidiaries or any of their respective assets or properties; other than, in the case of clauses (b) and (c) above, any such conflicts, terminations, cancellations, violations, breaches, defaults, rights, results, losses, Liens or entitlements that would not reasonably be expected to have a Material Adverse Effect.

3.9.2 Approvals and Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental or Regulatory Authority is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except (a) for the filing with the SEC of the Proxy Statement and such other filings, notices or reports under the Exchange Act and any filing associated with an application for an exemption under Ontario Securities Commission Rule 61-501, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (b) for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, and (c) for the filing on SEDAR of all news releases in connection with the Merger and all documents filed with or furnished to the SEC.

3.10 Litigation. Except as disclosed on Schedule 3.10, there is no claim, action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the Knowledge of the Company, any investigation, inquiry or subpoena by) any Governmental or Regulatory Authority, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby, or otherwise against (or, to the Knowledge of the Company, affecting) the Company or any of its Subsidiaries or their respective properties or assets. Neither the Company nor any of its Subsidiaries is subject to any Order entered in any lawsuit or proceeding that would have a Material Adverse Effect or would prevent the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2003, nor are there currently, any internal investigations or inquiries being conducted by the Company, its Subsidiaries, their respective Boards of Directors or other equivalent management bodies or any third party or Governmental or Regulatory Authority or at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance matters.

3.11 Taxes. Except as set forth on Schedule 3.11:

(a) The Company and its Subsidiaries have timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, in all material respects, all federal, state, provincial, local and foreign Tax or information returns (including estimated Tax returns) required under the statutes, rules or regulations of all applicable jurisdictions. The terms “Tax” or “Taxes” mean taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, excise taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees’ income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker’s compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by a Person pursuant to Treasury Regulations §1.1502-6 or any similar provision of state, local or foreign Law. All Taxes shown on said returns to be due and all additional assessments received prior to the Execution Date have been paid or are being contested in good faith. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or are being contested in good faith (any such Taxes that are being contested in good faith are listed as such on Schedule 3.11). There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries have collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods. The Company and its Subsidiaries have withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, residents and non-residents or third parties and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods. The amount set up as an accrual for Taxes (aside from any reserve for deferred taxes established to reflect timing differences between book and tax income) in the most recent Company SEC Financial Statements (as opposed to the notes thereto) is sufficient for the payment of all unpaid Taxes of the Company or any of its Subsidiaries, whether or not disputed, for all periods ended on and prior to the Execution Date. Since March 31, 2006, neither the Company nor any of its Subsidiaries has incurred any liabilities for Taxes other than in the Ordinary Course of Business consistent with past custom and practice.

(c) The Company has delivered or made available to Parent true, correct and complete copies of all federal, state, foreign and local income Tax returns filed with respect to the Company and its Subsidiaries for all taxable periods for the last three taxable years, and all such filings were true, complete and correct in all material respects when made. None of the federal, state, foreign or local income Tax returns of the Company or any of its Subsidiaries have ever been audited by the Internal Revenue Service (the “IRS”) or any other Governmental or Regulatory Authority, including the Canada Revenue Agency. No examination of any Tax return of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has received written notice of any (i) pending or proposed audit or examination, (ii) request for information regarding Tax matters, or (iii) notice of deficiency or prepared adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries, and the Company does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No deficiency in the payment of Taxes by the Company or any of its Subsidiaries for any period has been asserted in writing to the Company by any taxing authority and remains unsettled at the Execution Date. Neither the Company nor any of its Subsidiaries has made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it.

(d) The Company does not owe, and has not incurred, and does not expect to incur any Tax obligations with respect to the Domestication, and all Tax obligations with respect to the Domestication have been paid in full or fully reserved against.

(e) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing consolidated federal income Tax returns nor has it been included in any combined, consolidated or unitary state or local or foreign income Tax return. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement nor does it have any contractual obligation to indemnify any other Person with respect to Taxes. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution intended or purported to be governed by Section 355 or Section 361 of the Code. Neither the Company nor any of its Subsidiaries is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code or under similar provisions of foreign, state, or local law.

(f) The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to accounting and tax matters, intercompany transactions and transfer pricing, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. The Company has not engaged in any reportable transactions that were required to be disclosed pursuant to Section 1.6011-4 of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Execution Date as a result of any:

(i) change in method of accounting for a taxable period beginning or ending on or prior to the Execution Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Execution Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Execution Date; or

(v) prepaid amount received on or prior to the Execution Date.

(g) The Company and its Subsidiaries have complied with all registration, reporting, collection, and remittance requirements in respect of all federal and provincial sales tax legislation, including, but not limited to the Excise Tax Act and the Retail Sales Act. The Company and its Subsidiaries have provided all invoices, purchase orders, and such other documents as are necessary and sufficient to substantiate all input tax credits, refunds or rebates claimed or to be claimed pursuant to the Excise Tax Act.

(h) For all transactions between the Company and its Subsidiaries and any non-resident of Canada (for purposes of the Income Tax Act (Canada)) with whom the Company or Subsidiaries were not dealing at arm’s length purposes of the Income Tax Act (Canada)) during a taxation year commencing before the Closing Date, the Company or any Subsidiary has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada). No circumstances exist that would make the Company or any Subsidiary subject to the application of any of Sections 79 to 80.04 of the Income Tax Act (Canada).

(i) The Company and its Subsidiaries have not acquired property or services from or disposed of property or provided services to, a person with whom it does not deal at arm’s length (for purposes of the Income Tax Act (Canada)) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Income Tax Act (Canada).

(j) The Company and its Subsidiaries have not deducted any amounts in computing its income in a taxation year that may be included in a subsequent taxation year under Section 78 of the Income Tax Act (Canada).

3.12 Insurance. Schedule 3.12 contains a true, correct and complete list and description of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Company and its Subsidiaries or their respective employees (other than self-obtained insurance policies by such employees), and true and complete copies of all such insurance policies have been delivered or made available to Parent. Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid, and neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination in respect of any such policy or default thereunder. Neither the Company nor any of its Subsidiaries has received notice that any insurer under any policy under which the Company or any of its Subsidiaries is covered is denying liability with respect to a claim thereunder or defending any claim under a reservation of rights clause. Except as set forth on Schedule 3.12, since April 1, 2004, neither the Company nor any of its Subsidiaries has filed for any claims exceeding $10,000 against any of its insurance policies, exclusive of automobile and health insurance policies. None of such policies shall lapse or terminate by reason of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has received written notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.12 will not be available in the future on substantially the same terms now in effect.

3.13 Intellectual Property.

3.13.1 Company Intellectual Property. Schedule 3.13.1 lists all registered Copyrights, Trademarks and Patents owned by the Company or any of its Subsidiaries (the “Company Registered Intellectual Property”). All Company Registered Intellectual Property used or currently proposed to be used in the Company Business as conducted or proposed to be conducted prior to or on the Closing Date is valid and subsisting. The Company and its Subsidiaries have good and valid title to all of the Company-owned Intellectual Property, free and clear of any Liens. The Company and its Subsidiaries have a valid license or other right to use all Intellectual Property not owned by the Company or its Subsidiaries (the “Licensed Intellectual Property”) of sufficient scope of use necessary to conduct the Company Business as conducted prior to or on the Closing Date. The Company-owned Intellectual Property and the Licensed Intellectual Property (collectively, the “Company Intellectual Property”) constitutes all Intellectual Property used or currently proposed to be used in the Company Business as conducted or proposed to be conducted prior to or on the Closing Date.

3.13.2 No Infringement. To the Knowledge of the Company, none of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of any other Person. None of the Company or any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict. None of the Company or any of its Subsidiaries is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved. Neither the Company nor any of its Subsidiaries is subject to any proceeding or outstanding Order restricting in any manner the use, transfer or licensing of any Company-owned Intellectual Property or Company Product by the Company or any of its Subsidiaries or that may affect the validity, use or enforceability of any Company-owned Intellectual Property, and, with respect to Licensed Intellectual Property, neither the Company nor any of its Subsidiaries has received notice of any such restriction. To the Knowledge of the Company, no other Person has infringed upon or misappropriated any Company Intellectual Property. None of the Company or any of its Subsidiaries has brought any action, suit or proceeding for infringement of any Company Intellectual Property, or for breach of any license or agreement involving any of such Company Intellectual Property, against any party. Except as set forth on Schedule 3.13.2, no Person has requested or made a claim for, or notified the Company that they intend to request or make a claim for, indemnification by the Company or any of its Subsidiaries.

3.13.3 No Past-Due Payments. No royalties or other continuing payment obligations payable by the Company or its Subsidiaries are past due in respect of any Intellectual Property of a third party which is incorporated in any product licensed or distributed by the Company or its Subsidiaries.

3.13.4 Ownership of Intellectual Property. Each of the Company and its Subsidiaries has taken reasonable and necessary steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder, and, to the Knowledge of the Company, no such rights to Intellectual Property have been lost as a result of any act or omission by the Company or any of its Subsidiaries. The Software owned by the Company or any of its Subsidiaries was (a) developed by employees of the Company or its Subsidiaries within the scope of their employment, (b) developed by independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements or (c) otherwise lawfully acquired by the Company or its Subsidiaries from a third party pursuant to written agreements.

3.13.5 Joint Ownership. None of the Company or any of its Subsidiaries jointly owns or claims any right, title or interest with any other Person (other than the Company or any of its Subsidiaries) in any Company-owned Intellectual Property that is material to the Company Business. No Person other than the Company or its Subsidiaries owns any interest in, or has any basis to claim any ownership interest or right to any royalties or other income stream from any Company Intellectual Property. To the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Intellectual Property by any current or former officer, director, stockholder, employee, consultant or independent contractor of the Company or any of its Subsidiaries.

3.13.6 Trade Secrets. The Company and its Subsidiaries have taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Company or any of its Subsidiaries has any right, title or interest and otherwise to maintain and protect all such Trade Secrets. Without limiting the generality of the foregoing:

(a) Except as set forth on Schedule 3.13.6, all current and former employees, consultants and independent contractors of the Company or any of its Subsidiaries who are or were involved in, or who have contributed to, the creation or development of any Company-owned Intellectual Property have executed and delivered to the Company or its Subsidiary, as applicable, an agreement (containing no exceptions to or exclusions from the scope of its coverage) that protects proprietary information and assigns to the Company or its Subsidiary, as applicable, any and all such Intellectual Property or have validly waived or otherwise conveyed the benefit of any rights therein to the Company or its Subsidiary; and

(b) Except pursuant to a Company Listed Contract, neither the Company nor any of its Subsidiaries has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and no circumstance or condition exists as a result of acts or omissions on the part of the Company or any of its Subsidiaries (including the execution of this Agreement or the consummation of any of the transactions contemplated hereby) or, to the Knowledge of the Company, as a result of any other event or circumstance, that (with or without notice or lapse of time), will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code.

3.13.7 Public Software. None of the Software in respect of the Company Products, in whole or in part, is subject to the provisions of any Public Software or other source code license agreement that (a) requires the distribution of source code in connection with the distribution of or otherwise making available such Software in object code form; (b) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing such Software (whether in source code or object code form); or (c) allows a customer, or requires that a customer have, the right to decompile, disassemble or otherwise reverse engineer such Software by its terms and not by operation of law. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as of the Execution Date as set forth at www.osi.org) or similar licensing or distribution models that require the distribution of source code to licensees free of charge.

3.13.8 Privacy Law Compliance. The Company and its Subsidiaries, and their employees, have complied at all times in all material respects with all applicable privacy Laws regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information in each case as such term is defined under the applicable Law that is, or is capable of being, associated with specific individuals.

3.13.9 Certain Definitions. For purposes of this Agreement:

(a) “Intellectual Property” means all intellectual property, including but not limited to (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations and derivations thereto, and patents, Patent Applications, models, industrial designs, investor’s certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the “Patents”), (ii) trademarks (any applications for registration therefor, including any modifications, extensions or renewals thereof), all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered) (the “Trademarks”), (iii) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof) (the “Copyrights”), (iv) trade secrets, know-how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act (the “Trade Secrets”), (v) internet domain names, and (vi) any similar or equivalent intangible assets, properties and rights to any of the foregoing anywhere in the world.

(b) “Patent Application” means all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention.

(c) “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collection of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

(d) “Company-owned Intellectual Property” means the Copyrights, Trademarks, Patents and Trade Secrets owned by the Company or any of its Subsidiaries.

(e) “Shrinkwrap Software” means “off-the-shelf” computer software applications that are generally available to all interested purchasers and licensees on standard terms and conditions, and which can be obtained for less than $2,500 in total cost.

(f) “Company Products” means each and all of the products and services of the Company or any of its Subsidiaries (including all software products), currently being distributed, currently under development, or otherwise currently anticipated to be distributed under any product “road map” of the Company or any of its Subsidiaries.

(g) “Company Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Company Intellectual Property.

3.14 Compliance with Laws; Permits; Environmental Matters.

3.14.1 Compliance. The Company and its Subsidiaries are, and the Company Business has been conducted, in compliance with all applicable Laws and Orders, except in each case where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been charged with or received notice of or, to the Knowledge of the Company, been threatened by any Governmental or Regulatory Authority with or been under any investigation with respect to, any charge concerning any violation of any Laws or Orders.

3.14.2 Permits. The Company and its Subsidiaries have all permits, licenses, variances, exemptions, and other government certificates, authorizations and approvals (“Permits”) required by any Governmental or Regulatory Authority for the operation of the Company Business and the use of their respective properties and assets as presently operated or used, except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, all of the Permits are in full force and effect, and the Company, its Subsidiaries and the Company Business are in material compliance with the terms of the Permits. No action or claim is pending, nor to the Knowledge of the Company is threatened, to revoke or terminate any of such Permits or declare any such Permit invalid in any material respect.

3.14.3 Environmental Matters.

(a) Except as would not reasonably be expected to have a Material Adverse Effect:

(i) each of the Company and its Subsidiaries possesses all Environmental Permits necessary to conduct its businesses and operations as now being conducted, and each such Environmental Permit is in full force and effect; none of the Company or its Subsidiaries has received written notification from any Governmental or Regulatory Authority that any such Environmental Permits will be modified, suspended or revoked;

(ii) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws and the terms and conditions of all Environmental Permits, and none of the Company or any of its Subsidiaries has received written notification from any Governmental or Regulatory Authority or other Person that alleges that the Company or any of its Subsidiaries has violated or is, or may be, liable under any Environmental Law;

(iii) there are no past or pending or, to the Knowledge of the Company, threatened Environmental Claims (A) against the Company or any of its Subsidiaries or (B) against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either by Contract or by operation of law, and none of the Company or any of its Subsidiaries has contractually retained or assumed any liabilities that could reasonably be expected to provide the basis for any Environmental Claim;

(iv) to the Knowledge of the Company, there have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by the Company or any of its Subsidiaries or their predecessors or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

(v) neither the Company nor any of its Subsidiaries or their predecessors or Affiliates transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in an Environmental Claim.

(b) To the Knowledge of the Company, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos containing material within the leasehold of any site or building utilized by the Company or any of its Subsidiaries.

(c) There have been no environmental investigations, studies, tests, audits, reviewed or other analyses conducted by, on behalf of, or which are in the possession of, the Company or any of its Subsidiaries which have not been delivered or made available to Parent.

(d) For purposes of this Agreement, the following defined terms shall apply:

(i) “Environmental Claims” means any and all actions, orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental or Regulatory Authority or other Person alleging responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(ii) “Environmental Laws” means all Laws, rules, regulations, orders, decrees, applicable common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental or Regulatory Authority with applicable authority over such matters relating to pollution or protection of the environment;

(iii) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(iv) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and

(v) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

3.15 Client and Supplier Relations; Sales of Products; Performance of Services.

3.15.1 Client Relations. Schedule 3.15.1 sets forth for the Company and its Subsidiaries, taken as a whole, the 20 largest retail clients (measured by revenues), and the revenues from each such client and from all such clients (in the aggregate) for the fiscal year ended March 31, 2006. Except as set forth on Schedule 3.15.1, no retail client of the Company or any of its Subsidiaries listed on Schedule 3.15.1 has advised the Company or any of its Subsidiaries that it is (a) terminating or considering terminating its Contract with the Company or any of its Subsidiaries, or the business it does with the Company or any of its Subsidiaries or (b) planning to reduce its future spending with the Company or any of its Subsidiaries in any material manner.

3.15.2 Supplier Relations. Schedule 3.15.2 sets forth for the Company and its Subsidiaries, taken as a whole, the 10 largest product providers (measured by cash expenditures), and the amounts paid to each such product provider and to all such product providers (in the aggregate) for the fiscal year ended March 31, 2006. Except as set forth on Schedule 3.15.2, no product provider of the Company or any of its Subsidiaries listed on Schedule 3.15.2 has advised the Company or any of its Subsidiaries that it is (a) terminating or considering terminating its Contract with the Company or any of its Subsidiaries or the business it does with the Company or any of its Subsidiaries or (b) planning to reduce or limit its business with the Company or any of its Subsidiaries in any material manner.

3.15.3 Sales of Products. Since January 1, 2003, each Company Product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Company or its Subsidiaries to any Person: (a) has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract delivered in connection therewith and with all applicable Legal Requirements, except where any nonconformance or noncompliance has been cured or converted; and (b) has been free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Company Intellectual Property or other asset (or the operation or performance thereof) or any bug or defect that has since been corrected, remediated or cured. All installation, programming, repair, maintenance, support, training, upgrade and other services that have been performed by the Company or its Subsidiaries were performed properly and in all material respects in conformity with the terms and requirements of all applicable warranties and other Contracts delivered in connection therewith and with all applicable Legal Requirements.

3.15.4 Performance of Services. Since January 1, 2003, no customer or other Person has asserted in writing or, to the Knowledge of the Company, asserted orally or threatened to assert orally or in writing any claim against any of the Company or its Subsidiaries (a) under or based upon any warranty provided by or on behalf of any of the Company or its Subsidiaries, or (b) under or based upon any other warranty relating to any product, system, program, or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Company or its Subsidiaries or any services performed by any of the Company or its Subsidiaries, except where such claim has been resolved and did not have and would not reasonably be expected to have a Material Adverse Effect.

3.16 Employee Benefit Matters.

3.16.1 Company Plans. Schedule 3.16.1 lists (a) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (b) all “specified fringe benefit plans” (as defined in Section 6039D(d)(1) of the Code); (c) all “nonqualified deferred compensation plans” (as defined in Sections 409A(d)(1) or 3121(v)(2)(C) of the Code); and (d) all bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, unemployment, disability, bonus, stock options, stock appreciation rights or other forms of incentive compensation, health, vision, dental or other insurance, or other benefit plans, programs or arrangements, or other Contracts; whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any employee, independent contractor, agent, director or stockholder of the Company or any ERISA Affiliate or for the benefit of any spouse, dependents or beneficiaries of such persons (each item listed on Schedule 3.16.1 being referred to herein individually, as a “Company Plan” and collectively, as the “Company Plans”). The Company has delivered or made available to Parent, to the extent applicable, a true, complete and correct copy of: (i) each written Company Plan and descriptions of any unwritten Company Plan (including all amendments thereto whether or not such amendments are currently effective); (ii) each summary plan description and summary of material modifications relating to a Company Plan (if applicable); (iii) each trust agreement or other funding arrangement with respect to each Company Plan, including insurance contracts (if applicable); (iv) the most recently filed IRS Form 5500 relating to each Company Plan (if applicable); (v) the most recently received IRS determination letter for each Company Plan (if applicable); (vi) the three most recently prepared actuarial reports and financial statements in connection with each Company Plan (if applicable); (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries of any Company Plan, and all bonds pertaining to any Company Plan (if applicable); (viii) all nondiscrimination test results required under the Code for any Company Plan for the prior three years; and (ix) all material rulings, opinion letters, information letters, advisory opinions or other correspondence to or from or issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation with respect to any Company Plan. Except as set forth on Schedule 3.16.1, neither the Company nor any Company Subsidiary has made any commitment, (A) to create or cause to exist any Company Plan not set forth on Schedule 3.16.1 or (B) to modify, change or terminate any Company Plan.

3.16.2 Severance. Except as set forth on Schedule 3.16.2, (a) each of the U.S. employees of the Company and any Subsidiary is employed at will, (b) none of the Company Plans, or any employment agreement or other Contract to which the Company or any of its Subsidiaries is a party or bound, (i) provides for the payment of or obligates the Company or any Company Subsidiary to pay separation, severance, termination, as deferred compensation, consulting, post-termination or similar-type benefits to any Person as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code, or (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code, and (c) the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (A) entitle any Person to bonus pay, golden parachute payment, severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any such Person, or (C) result in any forgiveness of Indebtedness.

3.16.3 Multi-Employer Plans, Etc. Except as set forth on Schedule 3.16.3, neither the Company nor any ERISA Affiliate has maintained, contributed to or participated in (a) a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (b) a multiple employer plan subject to Sections 4063 and 4064 of ERISA, (c)  a multiple employer plan (within the meaning of Section 413(c) of the Code), (d) a multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA), (e) a plan subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or (f) a plan subject to Title IV of ERISA, nor does the Company or any ERISA Affiliate have any obligations or liabilities, including withdrawal or successor liabilities, regarding any such plan. As used herein, the term “ERISA Affiliate” means any Person that, together with the Company or Parent, as the case may be, is considered a “single employer” pursuant to Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

3.16.4 Right to Terminate Company Plans. Except as set forth on Schedule 3.16.4, the Company and its Subsidiaries have expressly reserved the right, in all Company Plan documents provided to employees, former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time such Company Plans, and the Company is not aware of any fact, event or condition that could reasonably be expected to restrict or impair such right.

3.16.5 Administrative Compliance. Each Company Plan is now and has been operated in accordance with the requirements of all applicable Laws, including ERISA, the Health Insurance Portability and Accountability Act of 1996 and the Code, and the regulations and authorities published thereunder. The Company and its Subsidiaries performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and the Company has no Knowledge of any default or violation by any party to, any Company Plan. No legal action, suit, audit, investigation or claim is pending or to the Knowledge of the Company is threatened, with respect to any Company Plan (other than claims for benefits in the Ordinary Course of Business), and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim. All reports, disclosures, notices and filings with respect to such Company Plans required to be made to employees, participants, beneficiaries, alternate payees and any Governmental or Regulatory Authority have been timely made or an extension has been timely obtained.

3.16.6 Tax-Qualification. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt. No fact or event has occurred or condition exists since the date of such determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust and which cannot be corrected pursuant to IRS Revenue Procedure 2006-27 (including any subsequent authority modifying or superseding such Revenue Procedure), and to the extent such fact or event has occurred or such condition exists which can be corrected pursuant to such Revenue Procedure, all material facts and circumstances relating to such fact, event or condition have been disclosed on Schedule 3.16.6.

3.16.7 Funding; Excise Taxes. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. Neither the Company nor any of its Subsidiaries has incurred or failed to pay any liability for any excise tax arising under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4979, 4980, 4980B, 4980D or 4980E of the Code or any civil penalty arising under Sections 502(i) or 502(l) of ERISA, and no fact, event or condition exists which could give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA and, no fact, event or condition exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the Execution Date with respect to any Company Plan maintained by the Company or any ERISA Affiliate.

3.16.8 Tax Deductions. All contributions, premiums or payments required to be made, paid or accrued with respect to any Company Plan have been made, paid or accrued on or before their due dates, including extensions thereof. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental or Regulatory Authority and no fact or event exists which could give rise to any such challenge or disallowance.

3.16.9 409A. With respect to each Company Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, (i) such Company Plan has been operated in good faith compliance with the provisions of Section 409A of the Code and Notice 2005-1 since January 1, 2005 if it was not terminated on or before December 31, 2005, (ii) such Company Plan has not been “materially modified” (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 and any applicable guidance issued thereunder) since October 3, 2004, in a manner which would cause amounts deferred in taxable years beginning before January 1, 2005, under such plan to be subject to Section 409A of the Code if such plan was in existence prior to October 3, 2004, and (iii) no event has occurred and no condition exists, that could subject any Person to any tax, fine, penalty or other liability under Section 409A of the Code (“409A Liability”). None of the transactions contemplated by this Agreement could, directly or indirectly, subject any Person to any 409A Liability.

3.17 Employment Relations. The Company and its Subsidiaries have complied with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, non-discrimination, and withholding and payment of social security and other Taxes except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the Knowledge of the Company, threatened charges of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice. No unfair labor practice complaint against the Company or any of its Subsidiaries is pending before any Governmental or Regulatory Authority. There is no organized labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, and there are no labor unions representing or, to the Knowledge of the Company, attempting to represent the employees of the Company or any of its Subsidiaries. No claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending, and to the Knowledge of the Company, no such claim or grievance has been threatened. No collective bargaining agreement is currently being negotiated by the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any work stoppage or similar organized labor dispute during the last three years.

3.18 Accounts Receivable; Work-in-Process; Accounts Payable. The amount of all work-in-process, accounts receivable, unbilled invoices (including unbilled invoices for services and out-of-pocket expenses) and other debts, in each case, which are due or recorded in the records and books of account of the Company and its Subsidiaries as being due to the Company or any Subsidiary represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business and will be good and collectible in the Ordinary Course of Business in accordance with the Company’s historical rates of collection of such amounts as measured over the six-month period prior to the Execution Date, and none of the accounts receivable or other debts (or accounts receivable arising from any such work-in-process or unbilled invoices) is, or will be, subject to any counterclaim or set-off except to the extent of any such provision, reserve or adjustment. There has been no change since March 31, 2006 in the amount or aging of the work-in-process, accounts receivable, unbilled invoices, or other debts due to the Company and its Subsidiaries, or the reserves with respect thereto, or accounts payable of the Company and its Subsidiaries which would have a Material Adverse Effect.

3.19 Bank Accounts and Powers of Attorney. Schedule 3.19 sets forth a true, complete and correct list showing (a) the name of each bank or other financial institution or brokerage firm in which the Company or any of its Subsidiaries has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Company or any of its Subsidiaries and a summary statement of the terms thereof. The Company will deliver the pass codes or passwords to the accounts set forth on Schedule 3.19 to Parent at the Closing.

3.20 Employees Location and Compensation. Schedule 3.20 is a true, complete and correct list showing (a)(i) the names and positions of all employees and consultants of the Company and its Subsidiaries, (ii) the principal offices where such employees and consultants work, (iii) a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable to such individuals as of the Execution Date, and a statement of the projected bonus and incentive compensation payable with respect to the fiscal year ending March 31, 2007, and the fringe benefits of such employees and consultants not generally available to all employees of the Company and its Subsidiaries; (b) the names of all retired employees, if any, of the Company or its Subsidiaries who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from the Company or any of its Subsidiaries not covered by any pension plan to which the Company or any of its Subsidiaries is a party, their ages and current unfunded pension rate, if any; and (c) a description of the current severance and vacation policy of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the Ordinary Course of Business).

3.21 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since March 31, 2006, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business. Except as disclosed on Schedule 3.21, neither the Company nor any of its Subsidiaries has, except the Ordinary Course of Business and where it has not had or would not reasonably be expected to have, a Material Adverse Effect (either individually or in the aggregate): (a) been subjected to or permitted a Lien upon or otherwise encumbered any of its assets, other than Permitted Liens; (b) sold, transferred, licensed or leased any of its assets or properties; (c) discharged or satisfied any obligation or liability, other than current liabilities shown on the Company’s March 31, 2006 balance sheet and current liabilities incurred since March 31, 2006; (d) cancelled or compromised any debt owed to or by or claim of or against it, or waived or released any right of value; (e) suffered any physical damage, destruction or loss (whether or not covered by insurance) causing a Material Adverse Effect; (f) entered into any transaction or agreement (other than this Agreement) relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment of any Contract or other right or otherwise committed or obligated itself to any capital expenditure; (g) made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability, or operations; (h) made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted, except as may be required under GAAP; (i) made or suffered any amendment or termination of any Company Listed Contract; (j) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant of the Company or any of its Subsidiaries; (k) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer, director, employee or consultant of the Company or any Company Subsidiary; (l) made or agreed to make any charitable contributions or incurred any non-business expenses; (m) changed or suffered change in any benefit plan or labor agreement affecting any employee of the Company or any of its Subsidiaries otherwise than to conform to Legal Requirements; (n) entered into any exclusive license, distribution, marketing or sales agreement; (o) made any commitment to any Person to develop software without charge or incorporate any software into the Company Products; or (p) entered into any agreement or otherwise obligated itself to do any of the foregoing.

3.22 Corporate Controls. Neither the Company, any of its Subsidiaries nor any of their respective directors, managers, stockholders, members, officers, agents, employees or consultants or any other Person while acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly: (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the funds of the Company or any of its Subsidiaries; (c) established or maintained any unlawful or unrecorded fund of monies or other assets of the Company or any of its Subsidiaries; (d) made or caused to be made any false or fictitious entry on the Company’s or any of its Subsidiaries’ books or records; (e) participated in any racketeering activity involving the Company or any of its Subsidiaries; or (f) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business for the Company or any of its Subsidiaries or to obtain special concessions, or to pay for favorable treatment for business secured by the Company or any of its Subsidiaries or for special concessions already obtained, and neither the Company nor any of its Subsidiaries has participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers; provided, that with respect to Nextwave, the foregoing representation and warranty in this Section 3.22 is made to the Knowledge of the Company with respect to Non-Affiliated Nextwave Directors.

3.23 No Restrictions on Business. Except for this Agreement or as disclosed in Schedule 3.23, there is no Contract or Order binding upon the Company or any of its Subsidiaries which would have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by the Company (as set forth in the business plans and projections of the Company as provided to Parent), other than any prohibition or impairment that would not reasonably be expected to have a Material Adverse Effect.

3.24 Opinion of Financial Advisor. The financial advisor of the Company, Capitalink, LC, has rendered its opinion, addressed to the Board of Directors of the Company, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the Company Stockholders. The Company has provided or will promptly provide a true, correct and complete copy of such opinion to Parent, solely for informational purposes.

3.25 Brokers. Except for Millburn Capital Group along with its affiliate, CVF Securities, Inc., no broker, finder, agent, investment banking firm, or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and except as set forth on Schedule 3.25 no brokerage commissions, finder’s fees, investment banking firm fees, or other similar fees or commissions are payable by the Company or any of its Subsidiaries in connection therewith based on any agreement, arrangement or understanding with any of them. The Company has heretofore delivered or made available to Parent a true, correct and complete copy of all agreements between the Company and Millburn Capital Group pursuant to which such firm could be entitled to any payments relating to the transactions contemplated hereby.

3.26 Transaction Costs. The Company Transaction Costs have been or will be incurred under Contracts that were entered into on an arm’s length basis and have been fully authorized by the Board of Directors of the Company. Schedule 3.26 sets forth a projection of the Company Transaction Costs, which was prepared in good faith by the Company’s Chief Financial Officer, based on assumptions and estimates believed to be reasonable by the Chief Financial Officer. As used in this Agreement, the term “Company Transaction Costs” means the costs and expenses that have been or will be incurred by the Company and any of its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, including: (a) investment banking fees; (b) accounting fees; (c) legal fees; (d) D&O insurance premiums; (e) printing and mailing fees with respect to the Proxy Statement; (f) proxy solicitation fees; (g) exchange agent fees; (h) valuation costs; (i) retention or other bonuses paid or payable to employees of the Company or its Subsidiaries in connection with the Merger, including all incentive payments to be paid to David Knox under his employment agreement with DataWave Systems Inc. on or about the Closing Date; and (j) severance payments that are or will be owed to employees and consultants of the Company and its Subsidiaries who were terminated prior to the Closing Date or are scheduled to be terminated after the Closing Date. Schedule 3.26 also identifies which Company Transaction Costs have not been paid as of the Execution Date.

3.27 Payments to Employees, Etc. All bonus payments made by the Company to current and former officers, directors and employees from and after the Execution Date until the Effective Time shall be made in compliance with ERISA and all other Laws and Orders.

3.28 Disclosure. No representation, warranty or statement made by the Company in this Agreement or in any document or certificate furnished or to be furnished to Parent pursuant to this Agreement contains or will contain any untrue or incomplete statement or omits or will omit to state any fact necessary to make the statements contained in this Agreement or in such document or certificate not misleading in any material respect.

3.29 Copies of Documents. The Company has caused to be made available for inspection by Parent and its advisers, true, correct and complete copies of all documents referred to in this Article III or in any disclosure Schedule under this Article III.

ARTICLE IV

REPRESENTATIONS OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the following statements are true and correct as of the Execution Date, except where another date is specified, and will be true and correct as of the Closing Date:

4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, with the requisite corporate power and authority to conduct its business as it is now being conducted. Merger Sub is wholly-owned by Parent.

4.2 Execution and Validity of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, to perform its respective obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize Parent’s or Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

4.3 Enforceability. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar Laws relating to or affecting the enforcement of the rights and remedies of creditors generally and principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

4.4 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental or Regulatory Authority is required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance with the provisions hereof, except for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business.

4.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any other business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

4.6 Financing Commitment Letter. Parent is in receipt of, and a party to, that certain First Amendment to Amended and Restated Credit Agreement, dated as of August 2006, by and between the Company and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement Amendment”). A true, correct and complete copy of the Credit Agreement Amendment has been provided to the Company. Assuming fulfillment of all conditions set forth in Article VII hereof (exclusive of the provisions of Section 7.3) and the conditions set forth in the Credit Agreement Amendment, Parent will have at the Closing sufficient funds available to it under the Credit Agreement Amendment to pay the Merger Consideration in cash.

4.7 Brokers. Except for BlackRock Investments, Inc., no broker, finder, agent, investment banking firm, or similar intermediary has acted on behalf of Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby, and except as set forth on Schedule 4.7, no brokerage commissions, finder’s fees, investment banking firm fees, or other similar fees or commissions are payable by Parent or any of its Subsidiaries in connection therewith based on any agreement, arrangement or understanding with any of them.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of the Company’s Business. The Company covenants and agrees with Parent and Merger Sub that, between the Execution Date and the Effective Time, the Company shall, and shall cause its Subsidiaries (other than Nextwave, with respect to which the Company shall use commercially reasonable efforts to cause Nextwave, and shall vote its shares in Nextwave and take such other corporate actions in order to cause Nextwave), (i) to operate their respective businesses only in, and not to take any action except in, the Ordinary Course of Business, and (ii) to use all commercially reasonable efforts to preserve intact their business organizations, their business relationships with customers, suppliers and other Persons with whom they have business relationships, and keep available the services of their current officers, consultants and employees; provided, however, that no actions by the Company or its Subsidiaries that are specifically permitted by Article V or Article VI shall be deemed a breach of this sentence. Without limiting the generality of the foregoing and except as otherwise expressly permitted by this Agreement or as may be consented to in writing by Parent in Parent’s sole discretion, prior to the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other securities;

(b) except as contemplated by Section 2.3.1, purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions or alter the terms of exercisability or payment of any such shares or securities, other than the repurchase of unvested shares of Company Common Stock, at the original price paid per share, from employees, consultants or directors upon the termination of their service relationship with the Company or any Subsidiary;

(c) except as contemplated by Section 2.3.1, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

(d) issue, deliver, sell, pledge, dispose of, authorize, encumber, or alter or modify the terms of, or propose the issuance, delivery, sale, pledge, disposition, authorization, encumbrance, alteration or modification of the terms of any shares of its capital stock or other securities of any class or series, including any equity or voting interests or any securities convertible into, or exchangeable for any other securities, any options, warrants, calls or rights to acquire any securities, any voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of securities of the Company or in any way alter the capitalization structure of the Company or any of its Subsidiaries existing on the Execution Date (other than the issuance of up to 5,187,500 shares of Company Common Stock upon the exercise of Company Options outstanding on the Execution Date pursuant to their terms as in effect on the Execution Date);

(e) amend its Certificate of Incorporation or Bylaws (or similar organizational documents of any Subsidiary) or adopt, amend or propose to amend any stockholder rights plan or related rights plan;

(f) effect any merger, consolidation, reorganization, share exchange, joint venture, business combination or similar transaction;

(g) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or any of its Subsidiaries or otherwise permit the corporate existence of the Company or any of its Subsidiaries to be suspended, lapsed or revoked;

(h) directly or indirectly, sell, lease, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, other than (i) in the Ordinary Course of Business, (ii) any Liens for Taxes not yet due and payable or being contested in good faith and (iii) such mechanics’ and similar Liens, if any, as do not materially detract from the value of any such properties or assets;

(i) (i) repurchase, prepay or incur any Indebtedness or assume, guarantee or endorse any Indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(j) (i) enter into, modify, amend or terminate any Contract which if so entered into, modified, amended or terminated would (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) modify, amend or terminate any Company Listed Contract, except for immaterial amendments or modifications made in the Ordinary Course of Business that could not reasonably be expect to have a Material Adverse Effect;

(k) waive, release or assign any material rights or claims of the Company; settle or propose to settle any litigation, investigation, arbitration, proceeding or other claim;

(l) (i) purchase, acquire, lease or license-in any material assets in any single transaction or series of related transactions having a fair market value in excess of $25,000; (ii) sell, transfer or otherwise dispose of any material assets other than sales of its products and other non-exclusive licenses of software in the Ordinary Course of Business; (iii) enter into any commitments to any person to develop Software without charge; (iv) sell, transfer or otherwise dispose of any of Company-owned Intellectual Property other than in connection with sales of its products and non-exclusive licenses in the Ordinary Course of Business; (v) terminate any material Software development project that is currently ongoing; (vi) grant “most favored customer” pricing to any Person; (vii) grant to a Person or agree to be bound by any exclusivity arrangements, including any exclusive license, distribution, marketing or sales agreements; (viii) agree to be bound by any non-competition arrangements; (ix) acquire, or agree to acquire, in a single transaction or a series of related transaction, any business, corporation or partnership, or the assets or securities of any of the foregoing; or (x) make or agree to make any capital expenditures other than capital expenditures in fiscal year 2007 that are set forth under the column entitled “FY2007 Budget” (subject to the footnotes thereto) on the spreadsheet that is attached as Schedule 5.1;

(m) except as contemplated by Section 2.3.1, (i) increase the salary, wages, stipends, bonuses or reimbursable allowances payable to or to become payable to the Company’s directors, officers or employees, (ii) pay any material benefit not required to be paid as of the Execution Date under any Contract or Company Plan; or (ii) enter into, modify, amend or terminate any Company Plan, (iii) accelerate the vesting or payment or alter the terms of exercisability or payment with respect to any securities issued under the Company Plans; or (iv) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(n) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice in any material respect or purchase any additional insurance;

(o) except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

(p) make or rescind any material election relating to Taxes or settle or compromise any material Tax liability or enter into any closing, settlement or other agreement with any Tax authority with respect to any material Tax liability or audit, or file or cause to be filed any amended Tax return, file or cause to be filed any claim for material refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(q) fail to file any material Tax returns when due, fail to cause such Tax returns when filed to be materially true, correct and complete, prepare or fail to file any Tax return in a manner inconsistent with past practices in preparing or filing similar Tax returns in prior periods or, on any such Tax return of the Company, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax returns in prior periods, in each case, except to the extent required by applicable Legal Requirements, or fail to pay any material Taxes when due;

(r) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(s) take any action with respect to the establishment, payment or grant of any severance or termination pay or stay, bonus, reward or other incentive arrangement; and

(t) authorize or enter into any contract, agreement, commitment or arrangement with respect to, or commit, resolve or agree to take any of, the foregoing actions and matters that are prohibited by this Section 5.1.

5.2 No Solicitation by the Company.

5.2.1 Restrictions. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall they instruct, authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to take any action to, directly or indirectly, through another Person or method:

(a) solicit, initiate, facilitate or encourage (including by furnishing information) any Takeover Proposal or the making of any proposal that constitutes or would constitute a Takeover Proposal; or

(b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub and their respective officers, directors, employees, agents and advisors) regarding a Takeover Proposal; provided, however, that at any time prior to the time that the Company Stockholder Approval is obtained, if the Board of Directors of the Company receives an unsolicited bona fide proposal from a Third Party regarding an actual or potential Takeover Proposal and determines in good faith that such proposal is, or is reasonably expected by the Board of Directors of the Company to result in, a Superior Proposal, and if no breach of this Section 5.2.1 has occurred, the Company may, after and subject to giving Parent and Merger Sub at least four Business Days advance written notice:

(i) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement that is identical in all material respects to and materially no less favorable to the Company than the Confidentiality Agreement and participate in discussions or negotiations with the Third Party making such Takeover Proposal (and its representatives) regarding such Takeover Proposal; and

(ii) enter into a binding written agreement providing for the implementation of a Superior Proposal if the Company, following the approval of the Superior Proposal by the Board of Directors of the Company and after compliance with the provisions of this Section 5.2 and Section 6.2.3, elects to terminate this Agreement pursuant to Section 8.1(f).

The Company shall promptly notify Parent both orally and in writing of any request for information or any proposal that involves an actual or potential Takeover Proposal. Such notification shall state the identity of all Persons making such request or proposal and all terms of such request or proposal. The Company shall keep Parent informed both orally and in writing of the status (including all modifications and amendments) of any and all such requests or proposals on a prompt, ongoing, current and continuous basis, and shall promptly respond to requests made by Parent for information in such regard. Without limiting the generality of the foregoing, the Company agrees that it will not execute any agreement permitted under Section 5.2.1(b) unless and until (A) it has complied with the applicable provisions of Section 6.2.3 and (B) four Business Days have elapsed following delivery of a written notice to Parent that explicitly states that the Board of Directors of the Company has approved execution of definitive agreements (copies of which shall be provided to Parent concurrently with such notice together with all schedules, exhibits and ancillary agreements thereto) with respect to a Superior Proposal. The term “Takeover Proposal” means any proposal or offer, or intended proposal or offer, from any Person (or group of Persons) other than a Party or its Subsidiaries (a “Third Party”) relating to any direct or indirect acquisition, in one transaction or a series of transactions, including any merger or business combination (regardless of which entity survives such merger or business combination or whether or not such transaction is a so-called “merger of equals”), consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (y) all or substantially all of the assets, properties and business of the Company and its Subsidiaries or (z) beneficial ownership of 20% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The term “Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into a transaction contemplated by a Takeover Proposal that the Board of Directors of the Company determines in its good faith judgment, after consultation with the Company’s independent financial advisors of nationally recognized reputation (who may be Millburn Capital Group), to be more favorable to the Company Stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal, the likelihood of completion of such transaction, and the financial, regulatory, legal and other aspects of such proposal.

5.2.2 Compliance With Exchange Act. The terms of this Section 5.2 shall not prohibit the Company from taking any action necessary in order to comply with the Exchange Act, including Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that neither the Company nor its Board of Directors shall, except as permitted by this Agreement, propose to withdraw, amend, change or modify its recommendation of this Agreement and the Merger, or to approve or recommend, or propose to publicly approve or recommend, a Takeover Proposal.

5.2.3 Cease Existing Discussions. The Company shall immediately cease all existing discussions or negotiations with any Persons conducted heretofore with respect to a Takeover Proposal or any potential Takeover Proposal. The restrictions set forth in this Section 5.2 shall apply to negotiations, discussions and the provision of information to all Persons without regard to whether the Company initially made contact with such Persons prior to or following the Execution Date.

5.3 Employee Benefit Matters. From and after the Effective Time, Parent shall, subject to the subsequent provisions of this Section 5.3, cause the Surviving Corporation or its successor to maintain all of the Company’s employee benefit plans (excluding option plans) set forth on Schedule 3.16.1 in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such benefit plans. To the extent that the Surviving Corporation or its successor determines not to maintain any or all of such employee benefit plans, then it may terminate any or all of such plans, provided that the Company shall not be deemed to have breached any representation, warranty or covenant under this Agreement as a result of such termination.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement.

6.1.1 Preparation and Filing. As promptly as practicable following the Execution Date, the Company shall prepare and shall file with the SEC a document that will constitute the proxy statement with respect to the Merger relating to the Company Stockholders’ Meeting (together with any amendments thereto, and all exhibits or schedules thereto, the “Proxy Statement”). Copies of the Proxy Statement shall be filed by the Company with or provided by the Company to the Canadian Regulators in accordance with their rules and applicable Canadian securities laws. Each of the Parties shall use all reasonable efforts to cause the Proxy Statement to be approved or otherwise cleared by the SEC, and the Canadian Regulators, if applicable, as soon as practicable after the Execution Date. Parent or the Company, as the case may be, shall furnish all information concerning Parent and Merger Sub or the Company, respectively, as the other Party may reasonably request in connection with such actions and the preparation of the Proxy Statement. The Company shall promptly notify Parent of the receipt of any comments from the SEC or the Canadian Regulators or their staffs on the Proxy Statement and of any request from the SEC or the Canadian Regulators or their staffs for amendments or supplements thereto or for additional information, and each Party shall promptly provide to the other Parties copies of all correspondence between such Party or any of its representatives and advisors and the SEC or the Canadian Regulators or their staffs. Except following a Subsequent Determination, no initial filing or amendment or supplement to the Proxy Statement shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned. Each of the Parties hereto shall promptly advise the other Parties hereto, after it receives notice thereof, of (a) the time when the Proxy Statement has been approved or otherwise cleared by the SEC or the Canadian Regulators or (b) the time when any supplement or amendment has been filed. None of the information supplied by the Company or Parent for inclusion or incorporation by reference in the Proxy Statement shall, at (i) the time filed with the SEC or other regulatory agency, (ii) the date it or any amendments or supplements thereto are mailed to the Company Stockholders, (iii) the time of the Company Stockholders’ Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries or Parent, or their respective officers or directors, should be discovered by the Company or Parent, as the case may be, that should be set forth in an amendment or a supplement to the Proxy Statement, the Company or Parent, as the case may be, shall promptly inform the other Party. The Company shall cause the Proxy Statement and all documents it is responsible for filing with the SEC and the Canadian Regulators in connection with the Merger to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the DGCL and the regulations and rules of the Canadian Regulators and applicable Canadian securities laws.

6.1.2 Cooperation Between the Parties. The Company and Parent shall cooperate in connection with the preparation of the Proxy Statement, including by (a) giving each other and their respective counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before such document (or any amendment thereto) is filed with the SEC, (b) providing reasonable and good faith consideration to any comments made by the other Party and its counsel, (c) giving promptly to the other Party and its counsel any comments or other communications, whether written or oral, that such Party or its counsel may receive from time to time from the SEC with respect to the Proxy Statement and (d) providing a reasonable opportunity to participate in the response to those comments by giving the other Party and its counsel a reasonable opportunity to review and comment on the SEC comments and proposed response and the opportunity to participate in any discussions or meetings with the SEC.

6.1.3 Board Recommendation. The Proxy Statement shall include (a) the approval of the Merger by the Board of Directors of the Company and (b) the recommendation of the Board of Directors of the Company to the Company Stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the Company’s rights under Section 6.2.3.

6.1.4 Mailing. As promptly as practicable after the Proxy Statement has been approved or otherwise cleared by the SEC, the Company shall mail the Proxy Statement to the Company Stockholders in accordance with applicable Law.

6.2 Company Stockholders’ Meeting.

6.2.1 Calling and Holding the Meeting. The Company shall, as promptly as practicable following the Execution Date, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the Company Stockholders reject this Agreement or the Merger or otherwise modifies its recommendation of the Merger, in all cases subject to its rights under this Section 6.2, and provided further that the Company shall have no further obligations hereunder following termination of this Agreement pursuant to Section 8.1. The Company shall cause the Company Stockholders’ Meeting to be held as promptly as practicable following the Execution Date. The Company shall, through its Board of Directors, recommend to the Company Stockholders that they adopt and approve this Agreement and the Merger, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under this Section 6.2. The Company shall use all reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is approved or otherwise cleared by the SEC.

6.2.2 Solicitation of Proxies. Except as otherwise contemplated by this Agreement, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the Company Stockholder Approval. The Company shall take all other action necessary or, in the opinion of the other Parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and the Company’s Certificate of Incorporation and Bylaws to effect the Merger. The Company may retain an agent, on terms or conditions reasonably acceptable to Parent, for the purpose of soliciting proxies on behalf of the Company for the Company Stockholders’ Meeting; provided, however, that in the event of termination of this Agreement (other than a termination pursuant to Section 8.1(c) or any termination pursuant to which a Termination Fee may be payable), any and all fees and expenses of such agent shall be reimbursed to the Company by Parent within five Business Days of a written request by the Company for reimbursement.

6.2.3 Changes to Board Recommendation. Neither the Board of Directors of the Company nor any committee thereof shall (a) except as expressly permitted by this Section 6.2.3, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of the Board of Directors or such committee of this Agreement, the Merger and the other transactions contemplated hereby, (b) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (c) cause the Company or a Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in connection with any Takeover Proposal (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, if, prior to the time the Company Stockholder Approval is obtained, the Company receives a Superior Proposal, the Board of Directors of the Company may (subject to this and the following sentences) inform the Company Stockholders that it no longer recommends the approval of this Agreement and the Merger by the Company Stockholders (a “Subsequent Determination”), but the Board of Directors of the Company, if it has received a Superior Proposal, may only withdraw its approval and recommendation after the fourth Business Day has passed following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal (which notice shall specify the material terms and conditions of such Superior Proposal (and include a copy or most recent draft copy thereof with all accompanying documentation or draft documentation), identify the Person making such Superior Proposal and state that the Board of Directors intends to make a Subsequent Determination). After providing such notice, the Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors of the Company to proceed with its recommendation of this Agreement and the Merger to the Company Stockholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of Parent at the time. The Company shall submit this Agreement to the Company Stockholders at the Company Stockholders’ Meeting even if the Board of Directors of the Company shall have made a Subsequent Determination.

6.3 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement, and without undue disruption of their respective businesses, to their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly deliver or make available to Parent (a) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold, and will cause its respective officers, employees, attorneys, accountants and other representatives to hold, any nonpublic information in accordance with the terms of the Mutual Non-Disclosure Agreement, dated as of November 28, 2005, between Interactive Communications International, Inc., a wholly-owned subsidiary of Parent, and DataWave Services US, Inc., a wholly-owned subsidiary of the Company (the “Confidentiality Agreement”). The Company (i) shall promptly upon execution of this Agreement request each Person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return all materials containing confidential information and copies thereof furnished to such Person by or on behalf of the Company or any of its Subsidiaries and (ii) shall not, without the prior written consent of Parent, waive any of its rights or remedies under any such confidentiality or non-disclosure agreement or release any other party to any such confidentiality or non-disclosure agreement from any of its obligations thereunder.

6.4 Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (a) the taking of all commercially reasonable acts necessary to cause the conditions in Article VII to be satisfied, (b) the obtaining of all necessary consents, approvals or waivers from third parties and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 6.4 will limit or affect actions permitted to be taken pursuant to Section 5.2, and notwithstanding this Section 6.4, the provisions of Section 6.5 shall govern with respect to filings with, and consents, approvals, permits or authorizations from, Governmental or Regulatory Authorities.

6.5 Filings; Other Actions.

6.5.1 Preparation and Prosecution of Filings. Upon the terms and subject to the conditions herein provided each Party hereto shall (a) use all commercially reasonable efforts to cooperate with one another in determining which filings and registrations are required to be made prior to the Effective Time, and which consents, approvals, waivers, clearances, permits or authorizations or confirmations are required to be obtained prior to the Effective Time, from Governmental or Regulatory Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (b) use all commercially reasonable efforts to timely make all such filings and registrations and timely obtain all such consents, approvals, waivers, clearances, permits, registrations, authorizations or confirmations (including any required filings under any foreign antitrust, competition or trade Law), (c) use all commercially reasonable efforts to avoid or eliminate as soon as practicable each and every impediment under any antitrust Law that may be asserted by any foreign governmental antitrust authority so as to enable the Parties to expeditiously close the transactions contemplated hereby, and (d) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

6.5.2 Timing of Filings. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten Business Days following the execution and delivery of this Agreement, file with any foreign Governmental or Regulatory Authority, any filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any foreign antitrust or competition Law. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any foreign antitrust or competition Law.

6.5.3 Cooperation Between the Parties. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental or Regulatory Authority and shall comply promptly with any such inquiry or request. Each Party shall, if requested by the other Party, permit such other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental or Regulatory Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental or Regulatory Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences, in each case in connection with the Merger.

6.5.4 No Extraordinary Actions. Nothing in this Agreement, however, shall require or be construed to require any Party hereto, in order to obtain the consent or successful termination of any review of any such Governmental or Regulatory Authority regarding the transactions contemplated hereby, to (a) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets of businesses, of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses, or (b) enter into any other agreement or be bound by any obligation that, in Parent’s good faith judgment, may have a material adverse effect on the benefits to Parent of the transactions contemplated by this Agreement.

6.6 Fees and Expenses; Termination Fee; Reimbursement; Reliance.

6.6.1 Fees and Expenses. Except as specifically provided below, all fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

6.6.2 Termination Fee. If (a) Parent terminates this Agreement pursuant to Section 8.1(d), or (b) the Company terminates this Agreement pursuant to Section 8.1(f), or (c) a Takeover Proposal shall have been publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention to make a Takeover Proposal (and such Takeover Proposal or intention has not been withdrawn) and either (i) the Company terminates this Agreement pursuant to Section 8.1(b)(i) prior to February 28, 2007 (or prior to March 31, 2007, if the End Date has been automatically extended to January 31, 2007 pursuant to Section 8.1) or (ii) Parent or the Company terminates this Agreement (A) pursuant to Section 8.1(b)(iii) or (B) after the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor, or (d) the Company terminates this Agreement pursuant to Section 8.1(b)(i) prior to the applicable date specified in Section 6.6.2(b)(i) above and within six (6) months following such termination the Company or its successor enters into a written agreement with respect to a Takeover Proposal with a Person (or an affiliate of a Person) that publicly announced the intention to make a Takeover Proposal, or with a Person that was the proposed acquirer in a Takeover Proposal that was publicly announced, commenced or otherwise became publicly known, prior to the termination of this Agreement, then in the case of (a), (b), (c) or (d) above, the Company shall pay to Parent a fee in the amount of $2,000,000 (the “Termination Fee”) by wire transfer to an account designated in advance by Parent. The Termination Fee shall be payable (w) upon termination of this Agreement by Parent under clause (a) above, or (x) upon termination of this Agreement by the Company under clause (b) above, or (y) upon termination of this Agreement by Parent or the Company, as applicable, under clause (c) above; or (z) upon the Company or its successor entering into an agreement contemplated under clause (d) above.

6.6.3 Reimbursement. If either Parent or the Company terminates this Agreement (a) pursuant to Section 8.1(b)(iii) or (b) the Company has paid a Termination Fee to Parent pursuant to Section 6.6.2, then the Company shall pay to Parent and its Affiliates, or otherwise reimburse Parent and its Affiliates for, all of the charges and expenses incurred by Parent and its Affiliates (including attorneys’ fees, investment banking fees and accounting fees) in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1,000,000 by wire transfer to an account designated in advance by Parent. Any payment made pursuant to this Section 6.6.3 shall be payable at the time of termination by Parent or the Company under clause (a) or (b) of this Section 6.6.3.

6.6.4 Reliance. Parent, the Company and Merger Sub agree that the agreements contained in this Section 6.6 are an integral part of the transactions contemplated by this Agreement and a material inducement to Parent and Merger Sub to enter into this Agreement and that Parent would not enter into this Agreement in the absence of such provisions. If the Company fails to promptly pay Parent any fee or expense reimbursement due under this Section 6.6, then the Company shall also pay all costs and expenses (including legal costs and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment or to enjoin any Takeover Proposal, together with interest on all such unpaid amounts at the publicly-announced prime rate of Citibank, N.A., from the date such fee or expense reimbursement was required to be paid or made.

6.7 Public Announcements; Other Communications. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any public statement without the prior consent of the other Party, except as may be required by applicable Law or Legal Requirement, in which case the Party proposing to issue such press release or public statement shall use all reasonable efforts to consult in good faith with the other Party prior to such release or public statement.

6.8 Director’s and Officer’s Insurance and Indemnification.

6.8.1 Indemnification. From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted by Law the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages and liabilities in respect of acts or omissions occurring at or prior to the Effective Time. Parent shall cause the Surviving Corporation (and its successors) to establish and maintain provisions in its Certificate of Incorporation and Bylaws (or other comparable organizational documents) concerning the indemnification and exoneration of the Company’s former and present officers and directors that are no less favorable to those persons than the provisions of the Company’s Certificate of Incorporation and Bylaws. Parent shall cause the Surviving Corporation to fulfill and honor in all respects all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the officers and directors of the Company and its Subsidiaries under the provisions existing on the Execution Date in any indemnification agreements between the Company and such individuals, and all such provisions shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or after the Effective Time.

6.8.2 Insurance. Prior to the Effective Time, the Company shall have the right to obtain and pay for in full a “tail” coverage directors’ and officers’ liability insurance policy covering a period of up to six years after the Effective Time and providing coverage in amounts and on terms generally consistent with the Company’s existing D&O insurance.

6.8.3 Beneficiaries. The provisions of this Section 6.8 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.9 Subsequent Financial Statements. The Company, prior to the Effective Time, will timely file with the SEC each Annual Report on Form 10-KSB, Quarterly Report on Form 10-QSB and Current Report on Form 8-K required to be filed by it under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to Parent copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in such reports will fairly present the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP applied on a consistent basis and, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

7.1.1 Company Stockholder Approval. Company Stockholder Approval shall have been obtained.

7.1.2 Government and Other Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Merger under any Legal Requirement (including any authorization, consent, order or approval, or dedication, filing or expiration of any waiting period) of any Governmental or Regulatory Authority shall have expired or been terminated, as the case may be, and no Governmental or Regulatory Authority shall be continuing to investigate the Merger, and no Governmental or Regulatory Authority or third party shall be seeking to challenge the consummation of the Merger administratively or in court. Any requirements of other jurisdictions or Governmental or Regulatory Authorities applicable to the consummation of the Merger shall have been satisfied, unless the failure of such requirements to be satisfied would not have a Material Adverse Effect or a material adverse effect on Parent.

7.1.3 No Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

7.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

7.2.1 Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct (without regard to the terms “material”, “materially” or “Material Adverse Effect”) as though made as of the Closing Date such that the aggregate effect of any inaccuracies in such representations and warranties would not have a Material Adverse Effect, except (a) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (b) for changes contemplated by this Agreement. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

7.2.2 Performance of Obligations of the Company. The Company shall have performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

7.2.3 No Material Adverse Effect. Since the Execution Date, there shall have occurred no Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

7.2.4 Dissenting Shares. The aggregate number of Dissenting Shares, if any, shall be less than 10% of the total issued and outstanding shares of Company Common Stock as of immediately prior to the Effective Time.

7.2.5 Termination of Company Options Plans. The Company Option Plans and all outstanding Company Options shall have been terminated in accordance with Section 2.3 and all other obligations and actions set forth in Section 2.3 shall have been met and performed.

7.2.6 Estimated Working Capital Statement. The Company shall have delivered the Estimated Working Capital Statement to Parent and Merger Sub at least ten Business Days prior to the Closing Date. Parent and the Company shall have mutually agreed upon the Estimated Working Capital Adjustment in accordance with Section 2.5.3. The Estimated Working Capital Statement shall indicate which Company Transaction Costs have not been paid in full as of the Closing Date.

7.2.7 Opinion of U.S. Counsel. Parent and Merger Sub shall have received an opinion of Cairncross & Hempelmann, P.S., U.S. counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent and Parent’s legal counsel.

7.2.8 Opinion of Canadian Counsel. Parent and Merger Sub shall have received an opinion of Lang Michener LLP, Canadian counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent and Parent’s legal counsel.

7.2.9 Required Approvals, Notices and Consents. The Company shall have obtained those consents to assignment with respect to the contracts and agreements that are marked with an “*” on Schedule 3.8.3, at no expense to Parent or Merger Sub, and there shall not have been withdrawn or modified any such consent. Each such consent shall be in writing and in a form reasonably satisfactory to Parent and Merger Sub.

7.2.10 Employment Agreement. Josh Emanuel shall have executed and delivered an employment agreement with the Surviving Corporation.

7.2.11 Other Agreements. The Company, the Representative, the Company Stockholders, the Escrow Agent, the Exchange Agent and other third parties, as applicable, shall have executed and delivered the Escrow Agreement, the exchange agreement, the stockholder representative agreement and such other agreements, certificates and documents to which they are a party as are contemplated by this Agreement in connection with the Merger, including a secretary’s certificate for the Company (including incumbency) and good standing certificates for the Company and each of its Subsidiaries in their respective jurisdictions of incorporation or formation and in all jurisdictions where such entities are qualified to do business, in each case to the effect that such entities are in good standing in such jurisdictions.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

7.3.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct (without regard to the terms “material”, “materially” or “material adverse effect”) as though made as of the Closing Date such that the aggregate effect of any inaccuracies in such representations and warranties would not have a material adverse effect on Parent, except (a) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (b) for changes contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent and Merger Sub, respectively, to such effect.

7.3.2 Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed any covenants or obligations required to be performed by them under this Agreement at or prior to the Closing Date in all material respects, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer or chief financial officer of Parent and Merger Sub, respectively, to such effect.

7.3.3 Employment Agreement. Surviving Corporation shall have executed and delivered an employment agreement with Josh Emanuel.

7.3.4 Access to Financing. Parent shall have secured sufficient financing to consummate the Merger and the payment of the Merger Consideration.

7.3.5 Other Agreements. Parent and Escrow Agent, as applicable, shall have executed and delivered the Escrow Agreement and such other agreements, certificates and documents to which it is a party as are contemplated by this Agreement in connection with the Merger, including secretary’s certificates for Parent and Merger Sub (including incumbency).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after Company Stockholder Approval has been obtained and notwithstanding adoption of this Agreement by Parent, as the sole stockholder of Merger Sub:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by December 29, 2006 (the “End Date”, as extended below); provided, that if (A) the Effective Time has not occurred by the End Date by reason of nonsatisfaction of the conditions set forth in Section 7.1.2 and (B) all other conditions set forth in Article VII have been satisfied or waived or are then capable of being satisfied, then the End Date shall automatically be extended to January 31, 2007 (which shall then be the “End Date”); provided, further, that no Party may terminate this Agreement pursuant to this Section 8.1(b)(i) if such Party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before the End Date,

(ii) any Legal Restraint set forth in Section 7.1.3 shall be in effect and shall have become final and nonappealable, or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor; or

(c) by Parent, if the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, or if any representations or warranties of the Company shall have become untrue which breach or failure to perform or untrue representation or warranty (A) would give rise to the failure of a condition set forth in Sections 7.2.1 or 7.2.2 and (B) cannot be or has not been cured within thirty days after Parent’s giving written notice to the Company of such breach (a “Company Material Breach”) (provided, in each case, that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement);

(d) by Parent, if there shall have occurred a Company Triggering Event, provided, that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement (for purposes of this Agreement, “Company Triggering Event” shall mean: (i) the failure of the Board of Directors of the Company to recommend that the Company Stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Approval in a manner adverse to Parent; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Approval or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company and the Company Stockholders; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Takeover Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (v) a willful and material breach by the Company of Section 5.2; or (vi) the Company resolves, agrees or proposes publicly to take any of the foregoing actions in response to such Takeover Proposal);

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement or if any representations or warranties of Parent or Merger Sub shall have become untrue, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 7.3.1 or 7.3.2 and (ii) cannot be or has not been cured within thirty (30) days after the Company’s giving written notice to Parent of such breach (a “Parent Material Breach”) (provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement); or

(f) by the Company, if (i) the Company is not in breach of its obligations under Section 5.2 hereof, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within four Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the Company Stockholders as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 6.6 hereof. The Company agrees (A) that it will not enter into a binding agreement referred to in clause (ii) above until at least the fourth Business Day after notice to Parent required thereby has been delivered to Parent and (B) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than Section 6.6, Section 6.7, this Section 8.2 and Article IX; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from an intentional or willful breach or intentional or willful failure to perform by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

8.3 Amendment. This Agreement may be amended by the Parties at any time before or after Company Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by the Company Stockholders without the further approval of such holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, a Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

9.1 Governing Law; Consent to Jurisdiction. The interpretation and construction of this Agreement, and all matters relating hereto (including the validity or enforcement of this Agreement), shall be governed by the Laws of the State of Delaware without regard to any conflicts or choice of laws provisions of the State of Delaware that would result in the application of the Law of any other jurisdiction. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the Court of Chancery of the State of Delaware State or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 9.4 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any Court of Chancery of the State of Delaware State or (ii) any Federal court of the United State of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.2 Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

9.2.1 “Affiliate.” An “Affiliate” of any Person, means any executive officer or director of such Person or another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person.

9.2.2 “Business Day.” Such term means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York, New York.

9.2.3 “Contract.” Such term means a loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license, whether oral or written, that has not been terminated and that contains any continuing obligation or liability of the Company or a third party, including any invoice, purchase order or account set-up form made or issued in the Ordinary Course of Business.

9.2.4 Indebtedness. “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to loans or monetary advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The “Indebtedness” of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The following shall not be included as “Indebtedness”: (i) accounts payable incurred in the Ordinary Course of Business, (ii) obligations incurred under ERISA, and (iii) obligations incurred under permitted earnout agreements. The contingent liability of a Person arising from guarantees of or obligations under operating leases or subleases which are assigned or sublet in the ordinary course of business shall not constitute “Indebtedness.”

9.2.5 “Knowledge.” Where any representation and warranty contained in this Agreement is expressly qualified by reference to the Knowledge of the Company or the Parent, as the case may be, such term shall mean the actual knowledge of the officers of such Person and, to the extent applicable, such Person’s Subsidiaries, and any knowledge that would have been gained by any of such officers after reasonable internal inquiry.

9.2.6 “Legal Requirement.” Such term means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental or Regulatory Authority.

9.2.7 “Material Adverse Effect.” Such term means any change, development, event, effect or occurrence that, individually or in the aggregate, is material and adverse to the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or prevents or materially delays the Company’s ability to perform its obligations hereunder.

9.2.8 “Ordinary Course of Business.” Such term means the Company’s ordinary course of business, consistent with past practice, existing prior to the Execution Date.

9.2.9 “Person.” Such term means an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

9.2.10 “Subsidiary.” Person “Y” is a “Subsidiary” of Person “X” if Person “X”, directly or indirectly through subsidiaries or otherwise, beneficially owns or controls fifty percent or more of either the equity interests in, or the voting power to elect a majority of the directors, managers or other similar governing body of, Person “Y”. As a clarification and not a limitation of the foregoing, Nextwave Card Corp. (“Nextwave”) shall be deemed a Subsidiary of the Company for purposes of this Agreement.

9.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to, this Agreement unless otherwise specifically indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All monetary amounts set forth in this Agreement are denominated in U.S. dollars.

9.4 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the U.S. mail, postage prepaid, or (c) the next Business Day if sent by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such Party may have fixed by notice:

If to the Company or the Representative:

DataWave Systems Inc.

Wayne Interchange

Plaza One

145 Route 46 West

3rd Floor

Wayne, New Jersey 07470

Attention: Chief Executive Officer

Facsimile: (973) 774-5074

With a copy to (which shall not constitute notice):

Cairncross & Hempelmann, P.S.

524 Second Avenue, Suite 500

Seattle, Washington 98104

Attention: Timothy M. Woodland

Facsimile: (206) 587-2308

If to Parent or Merger Sub:

InComm Holdings, Inc.

250 Williams Street

Suite M-100

Atlanta, Georgia 30303

Attention: Chief Executive Officer

Facsimile: (404) 601-1001

With a copy to (which shall not constitute notice):

Tobin & Reyes, P.A. 7251 W. Palmetto Park Road Suite 205 Boca Raton, Florida 33433 Attention: David Tobin, Esq. Facsimile: (561) 620-0657	Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road NE Atlanta, Georgia 30326 Attention: Terresa R. Tarpley, Esq. Facsimile: (404) 364-3172

9.5 Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated, in whole or in part, by any Party hereto, by operation of law or otherwise. Any such purported transfer, assignment, pledge, or hypothecation shall be void and ineffective; provided, however, that this Agreement may be assigned by Parent to any successor entity that acquires all or substantially all of the assets or stock of Parent. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.7 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

9.8 Entire Agreement. This Agreement, including the Schedules and Exhibits, and other documents referred to herein which form a part hereof, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior oral and written agreements and understandings between the Parties with respect to such subject matter.

9.9 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than in accordance with Section 6.8.

9.10 Taxes. Any income, sales, transfer, use or excise taxes payable in connection with these transactions shall be paid by the Party responsible therefor under applicable Law.

9.11 Attorneys’ Fees. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys’ fees) and expenses of the prevailing party.

9.12 Representative.

9.12.1 Appointment; Acceptance. At the Closing and by operation of this Agreement, Joshua Emanuel, and his successors (the “Representative”), acting as hereinafter provided, is fully authorized and empowered to act for and on behalf of the Company Stockholders, and any of them, as their attorney-in-fact in connection with the transactions and agreements contemplated by this Agreement with respect to (a) matters prior to the Closing Date, as specified herein, and (b) matters subsequent to the Closing Date, and acknowledge that such appointment is coupled with an interest and is irrevocable. In this regard (i) the Representative shall have full and complete authorization and authority, on behalf of the Company Stockholders, (A) to dispute or to refrain from disputing any claim made by Parent under this Agreement and the Escrow Agreement, (B) to negotiate and compromise any dispute which may arise under, and to exercise or refrain from exercising remedies available under this Agreement and the Escrow Agreement and to sign any release or other document with respect to such dispute or remedy, and (C) to give such instructions and to do such other things and refrain from doing such other things as the Representative shall deem necessary or appropriate to carry out the provisions of this Agreement and the Escrow Agreement, including authorizing the retention or disbursement of the Escrow Amount; and (ii) all of the Company Stockholders shall be bound by all agreements and determinations made by and documents executed and delivered by the Representative under this Agreement and the Escrow Agreement. By executing this Agreement, the Representative hereby (y) accepts his appointment and authorization to act as the Representative as attorney-in-fact and agent on behalf of the Company Stockholders in accordance with the terms of this Agreement, and (z) agrees to perform his obligations under, and otherwise comply with, this Section 9.12.

9.12.2 Actions. The proxy statement delivered to the Company Stockholders shall provide that each of the Company Stockholders, by approval of this Agreement, expressly acknowledges and agrees that the Representative is authorized to act on his or her behalf as his or her attorney-in-fact, notwithstanding any dispute or disagreement between the Company Stockholders, and that Parent and any other person or entity shall be entitled to rely on any and all actions taken by the Representative under this Agreement and the Escrow Agreement without any liability to, or obligation to inquire of, any of the Company Stockholders. Parent and any other person or entity is hereby expressly authorized to rely on the genuineness of the signature of the Representative, and upon receipt of any writing which reasonably appears to have been signed by the Representative, Parent and any other person or entity may act upon the same without any further duty of inquiry as to the genuineness of the writing.

9.12.3 Successors. If the Representative ceases to function in his capacity as a Representative for any reason whatsoever, then the Company Stockholders, by action of the Company Stockholders who formerly held a majority of the Company Common Stock immediately prior to the Effective Time, shall have the right to appoint his successor.

9.12.4 Effectiveness. The authorization of the Representative shall be effective until his rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Parties under this Agreement and the Escrow Agreement.

9.12.5 Limitation of Liability; Costs and Expenses The Representative shall have no liability whatsoever to the Company Stockholders or to any Person claiming by, through or under them, for or in respect of any of his acts or omissions, except only for his willful misconduct, fraud or breach of this Agreement or the Escrow Agreement, and all actual out-of-pocket cots and expenses incurred by the Representative in the performance of his duties under this Agreement and the Escrow Agreement shall be payable from and offset against amounts otherwise distributable to the Company Stockholders from the Escrow, as shall be provided in the Escrow Agreement.

9.13 Mediation. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, the Parties shall cooperate and attempt in good faith to resolve any dispute or to reach mutual agreement promptly by negotiating between representatives of each Party who have authority to settle the dispute or to reach mutual agreement.

9.14 Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant hereto or thereto shall survive the Effective Time; provided, however, that this Section 9.14 shall not limit (a) the right of Parent to assert any indemnification claims following the Effective Time pursuant to Section 2.5.4 or the Escrow Agreement or (b) any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

9.15 Enforcement. The Parties agree that in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, monetary damages, even if available, would be an inadequate remedy. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware to which they are entitled at law or in equity.

9.16 Index of Defined Terms. Solely for convenience purposes, the following is a list of terms that are defined in this Agreement and the Section number where such definition is contained:

TERM	SECTION:
409A Liability	Section 3.16.9

1998 Plan	Section 2.3.1

2000 Plan	Section 2.3.1

Accountants	Section 2.5.5

Affiliate	Section 9.2.1

Agreement	First Paragraph

Business Day	Section 9.2.2

Certificate of Merger	Section 1.3

Certificates	Section 2.4.2

Certifications	Section 3.4.1

Closing	Section 1.2

Closing Date	Section 1.2

Closing Date Balance Sheet	Section 2.5.5

Code	Section 2.4.6

Company	First Paragraph

Company Acquisition Agreement	Section 6.2.3

Company Board Approval	Section 3.1.2

Company Business	First Recital

Company Common Stock	Section 2.2.1

Company Financial Statements	Section 3.4.2

Company Intellectual Property	Section 3.13.1

Company-owned Intellectual Property	Section 3.13.9(d)

Company Listed Contracts	Section 3.8.1

Company Material Breach	Section 8.1(c)

Company Options	Section 2.3.1

Company Option Plans	Section 2.3.1

Company Plan or Company Plans	Section 3.16.1

Company Products	Section 3.13.9(f)

Company Registered Intellectual Property	Section 3.13.1

Company SEC Documents	Section 3.4.1

Company SEC Financial Statements	Section 3.4.2

Company Source Code	Section 3.13.9(g)

Company Stockholders	Section 2.2.1

Company Stockholder Approval	Section 3.1.2

Company Stockholders’ Meeting	Section 6.2.1

Company Transaction Costs	Section 3.26

Company Triggering Event	Section 8.1(d)

Confidentiality Agreement	Section 6.3

Contract	Section 9.2.3

Copyrights	Section 3.13.9(a)

Credit Agreement Amendment	Section 4.6

DGCL	Second Recital

Delaware Secretary of State	Section 1.3

Dissenting Shares	Section 2.4.7

Dissenting Stockholder	Section 2.4.7

Domestication	Section 3.1.4

Effective Time	Section 1.3

End Date	Section 8.1(b)(i)

Environmental Claims	Section 3.14.3(d)(i)

Environmental Laws	Section 3.14.3(d)(ii)

Environmental Permits	Section 3.14.3(d)(iii)

ERISA	Section 3.16.1

ERISA Affiliate	Section 3.16.3

Escrow Account	Section 2.5.4(a)

Escrow Agent	Section 2.5.4(a)

Escrow Agreement	Section 2.5.4(a)

Escrow Amount	Section 2.5.4(a)

Estimated Working Capital	Section 2.5.3

Estimated Working Capital Adjustment	Section 2.5.3

Estimated Working Capital Statement	Section 2.5.2

Exchange Act	Section 3.2.4

Exchange Agent	Section 2.4.1

Execution Date	First Paragraph

file	Section 3.4.1

Final Distribution Date	Section 2.5.4(d)

Final Working Capital	Section 2.5.5

Final Working Capital Adjustment	Section 2.5.5

GAAP	Section 2.5.1

Governmental or Regulatory Authority	Section 3.9.1

Hazardous Materials	Section 3.14.3(d)(iv)

Holdback	Section 2.5.4(a)

Indebtedness	Section 9.2.4

Independent Auditors	Section 2.5.5

Intellectual Property	Section 3.13.9(a)

IRS	Section 3.11(c)

Knowledge	Section 9.2.5

Law	Section 3.9.1

Legal Requirement	Section 9.2.6

Legal Restraints	Section 7.1.3

Licensed Intellectual Property	Section 3.13.1

Liens	Section 3.3

Losses	Section 2.5.4(c)

Material Adverse Effect	Section 9.2.7

Merger	Second Recital

Merger Consideration	Section 2.2.1

Merger Sub	First Paragraph

Nextwave	Section 9.2.10

Non-affiliated Nextwave Directors	Section 3.4.5

Option Conversion	Section 2.3.1

Orders	Section 3.9.1

Ordinary Course of Business	Section 9.2.8

OTCBB	Section 3.4.1

Parent	First Paragraph

Parent Escrow Distribution	Section 2.5.4(c)

Parent Material Breach	Section 8.1(e)

Party and Parties	First Paragraph

Patent Application	Section 3.13.9(b)

Patents	Section 3.13.9(a)

Permits	Section 3.14.2

Per Share Merger Consideration	Section 2.2.1

Person	Section 9.2.9

Permitted Liens	Section 3.6.2

Proxy Statement	Section 6.1.1

Public Software	Section 3.13.7

Real Property Lease	Section 3.7.2

Release	Section 3.14.3(d)(v)

Representative	Section 9.12.1

SEC	Section 3.4.1

Securities Act	Section 3.2.5

Shrinkwrap Software	Section 3.13.9(e)

Software	Section 3.13.9(c)

Special Determination	Section 2.5.5

Subsequent Determination	Section 6.2.3

Subsidiary	Section 9.2.10

Superior Proposal	Section 5.2.1(b)(ii)

Surviving Corporation	Section 1.1

Takeover Proposal	Section 5.2.1(b)(ii)

Target Working Capital	Section 2.5.1

Tax or Taxes	Section 3.11(a)

Termination Fee	Section 6.6.2

Third Party	Section 5.2.1(b)(ii)

Trade Secrets	Section 3.13.9(a)

Trademarks	Section 3.13.9(a)

WC Escrow	Section 2.5.4(a)

Wholly-Owned Subsidiary	Section 2.5.1

Working Capital	Section 2.5.1

[Remainder of page left intentionally blank. Signatures on following page.]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

INCOMM HOLDINGS, INC.

By: /s/ M. Brooks Smith
Name: M. Brooks Smith
Title: Chief Executive Officer

DATAWAVE ACQUISITION, INC.

By: /s/ M. Brooks Smith
Name: M. Brooks Smith
Title: Chief Executive Officer

DATAWAVE SYSTEMS INC.

By: /s/ Joshua Emanuel
Name: Joshua Emanuel
Title: Chief Executive Officer
/s/ Joshua Emanuel
Joshua Emanuel solely for the purpose

of accepting his appointment as the Representative

under Section 9.12 hereof